Exhibit 10.1

EXECUTION VERSION

BROOKFIELD PRIVATE EQUITY FUND LP,

as Borrower

$200,000,000

Revolving Credit Agreement

GLAS USA LLC,

as Administrative Agent and Collateral Agent,

CANADIAN IMPERIAL BANK OF COMMERCE,

as Lead Arranger,

and the Lenders party hereto from time to time

October 9, 2026

Page

1.	DEFINITIONS		1

	1.01	Defined Terms	1
	1.02	Other Definitional Provisions	29
	1.03	Times of Day	30
	1.04	Accounting Terms	30
	1.05	UCC and PPSA	30
	1.06	Interest Rate	30
	1.07	Interest Act (Canada)	30
	1.08	Divisions	31
	1.09	References to Knowledge	31

2.	LOANS		31

	2.01	The Commitment	31
	2.02	Revolving Credit Commitment	31
	2.03	Borrowings, Conversions and Continuations of Loans	32
	2.04	Minimum Loan Amounts	32
	2.05	Funding	32
	2.06	Interest	33
	2.07	Determination of Rate	33
	2.08	Use of Proceeds	34
	2.09	Unused Commitment Fee	34
	2.10	Computation of Interest and Fees	34
	2.11	Increase in the Maximum Commitment	35
	2.12	Defaulting Lender	36
	2.13	Swingline Loans	37
	2.14	Extension of Stated Maturity Date	37

3.	PAYMENT OF OBLIGATIONS		38

	3.01	Notes	38
	3.02	Repayment of Obligations; Extensions	38
	3.03	Payments of Interest	38
	3.04	Mandatory Repayments of Obligations	39
	3.05	Voluntary Prepayments	41
	3.06	Reduction or Early Termination of Commitments	41
	3.07	Payments of Obligations	42
	3.08	Lending Office	42

4.	CHANGE IN CIRCUMSTANCES		43

	4.01	Taxes	43
	4.02	Illegality	47
	4.03	Inability to Determine Rates; Market Disruption	47
	4.04	Increased Costs Generally	49
	4.05	Mitigation Obligations; Replacement of Lenders	50

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(continued)

Page

5.	SECURITY		51

	5.01	Liens and Security Interest	51
	5.02	Collateral Accounts	51

6.	CONDITIONS PRECEDENT TO BORROWINGS.		52

	6.01	Conditions to Initial Borrowing	52
	6.02	All Loans	54

7.	REPRESENTATIONS AND WARRANTIES		55

	7.01	Organization and Good Standing	55
	7.02	Authorization; Enforceability	55
	7.03	Government Approvals; No Conflicts	55
	7.04	Financial Condition and Indebtedness	55
	7.05	Litigation Matters	55
	7.06	Compliance with Laws; Use of Proceeds	55
	7.07	Investment Company Status	56
	7.08	Margin Stock	56
	7.09	Taxes	56
	7.10	Disclosure	56
	7.11	Solvency	56
	7.12	Relevant Jurisdictions	56
	7.13	Ownership of Collateral	56
	7.14	Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions	57
	7.15	Recourse	57
	7.16	Employee Matters	57
	7.17	No Plan Assets/Similar Law	57
	7.18	Conduct of Business	57

8.	AFFIRMATIVE COVENANTS		58

	8.01	Financial Statements, Reports and Notices	58
	8.02	Existence; Conduct of Business	59
	8.03	Payment of Obligations	60
	8.04	Compliance with Laws	60
	8.05	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	60
	8.06	Compliance with Constituent Documents	60
	8.07	Further Assurances	60
	8.08	Books and Records	60
	8.09	Collateral Administration	60
	8.10	Beneficial Ownership	60

9.	NEGATIVE COVENANTS		61

	9.01	Indebtedness	61
	9.02	Liens	61
	9.03	Fundamental Changes; Sale of Assets	61

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(continued)

Page

	9.04	Business Activities	61
	9.05	Investment Company Status	61
	9.06	Transfers to Affiliates	61
	9.07	Sanctions and Anti-Corruption	61
	9.08	Employee Matters	62
	9.09	Constituent Documents	62
	9.10	No Further Negative Pledges; Anti-Layering	62
	9.11	Distributions	62
	9.12	Collateral Accounts	62
	9.13	Liquidity Covenants	62
	9.14	Sales of Collateral and Investments	62

10.	EVENTS OF DEFAULT		63

	10.01	Events of Default	63
	10.02	Remedies Upon Event of Default	65
	10.03	Performance by the Administrative Agent	66

11.	ADMINISTRATIVE AGENT AND COLLATERAL AGENT		66

	11.01	Appointment and Authority	66
	11.02	Rights as a Lender	66
	11.03	Exculpatory Provisions	66
	11.04	Reliance by the Administrative Agent	68
	11.05	Delegation of Duties	68
	11.06	Resignation of the Administrative Agent and the Collateral Agent	68
	11.07	Non-Reliance on the Administrative Agent and Other Lenders	69
	11.08	Administrative Agent May File Proofs of Claim	69
	11.09	Collateral Matters	70
	11.10	Erroneous Payments	70
	11.11	No Obligation to Advance or Risk Funds	72
	11.12	Right to Seek Direction	72
	11.13	Rights and Protections in All Capacities and Under All Loan Documents	72

12.	MISCELLANEOUS		73

	12.01	Amendments	73
	12.02	Setoff	74
	12.03	Sharing of Payments	75
	12.04	Payments Set Aside	75
	12.05	Limited Recourse	75
	12.06	Waiver	76
	12.07	Expenses; Indemnity; Damage Waiver	76
	12.08	Notices	78
	12.09	Governing Law	79
	12.10	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	79

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(continued)

Page

12.11	Invalid Provisions	80
12.12	Entirety and Amendments	80
12.13	Successors and Assigns	81
12.14	Lender Default	84
12.15	Replacement of Lender	84
12.16	Maximum Interest	85
12.17	Headings	85
12.18	Survival of Covenants, Representations and Warranties	85
12.19	Confidentiality	86
12.20	PATRIOT Act Notice	86
12.21	No Advisory or Fiduciary Responsibility	87
12.22	Multiple Counterparts	87
12.23	Third Party Valuation	87
12.24	Electronic Execution.	88
12.25	Judgment Currency	89
12.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	89

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SCHEDULES

SCHEDULE 1.01	Lender Commitments
SCHEDULE 1	Organizational Structure
SCHEDULE 2	Reserved
SCHEDULE 3	Permitted Subordinated Indebtedness
SCHEDULE 4	Collateral Accounts
SCHEDULE 5	Relevant Jurisdictions
SCHEDULE 12.08	Addresses for Notice

EXHIBITS

EXHIBIT A:	Assignment and Assumption Agreement
EXHIBIT B:	Facility Increase Request
EXHIBIT C-1:	Loan Notice
EXHIBIT C-2:	Conversion Notice
EXHIBIT D:	Subordination Agreement
EXHIBIT E:	Compliance Certificate
EXHIBIT F:	LTV Certificate
EXHIBIT G:	Promissory Note

-v-

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (together with all amendments and modifications hereof and supplements and attachments hereto, this “Credit Agreement”) is dated as of October 9, 2026 by and among BROOKFIELD PRIVATE EQUITY FUND LP, a limited partnership existing under the laws of the State of Delaware, GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, as administrative agent for the Lenders (as hereinafter defined), and CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank, as lead arranger (the “Lead Arranger”), and the Lenders.

RECITALS

A.           The Borrower has requested that the Lenders make Loans (as hereinafter defined) to the Borrower for general corporate purposes;

B.            The Borrower has agreed to grant and pledge its interests in the Collateral (as hereinafter defined) to the Collateral Agent as collateral for the Loans to facilitate the extension of credit to the Borrower; and

C.            The Lenders are willing to lend funds to the Borrower upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             DEFINITIONS.

1.01            Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to.

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, Kroll Bond Rating Agency, LLC or any other nationally recognized statistical rating organization.

“Account Bank” means any Eligible Institution that enters into a Control Agreement.

“Adjusted Net Asset Value” means, as of any determination date, (a) the aggregate of the NAV of all Eligible Investments as of such date as reduced pursuant to the Concentration Limits, provided that only that portion of the NAV of an Eligible Investment in excess of any Concentration Limit shall be excluded for the purposes hereof, plus (b) the value of all cash and Cash Equivalents held in Collateral Accounts as of such date.

“Administrative Agent” means GLAS USA LLC in its capacity as administrative agent under this Credit Agreement and the other Loan Documents until the appointment of a successor administrative agent pursuant to the terms of this Credit Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.08 attached hereto with respect to such currency, or such other address or account of which the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person, and the term “Affiliated” shall have a meaning correlative thereto.

“Affiliate Redemption” means a redemption pursuant to and in accordance with the Partnership Agreement and the Private Placement Memorandum as it relates to any Brookfield Units excluding any conversion of such Brookfield Units to Investor Units by the General Partner.

“Alternate Base Rate” means the greatest of (a) the Prime Rate, (b) Term SOFR with a one-month term (or the applicable Benchmark Replacement) plus 1.00% and (c) the Federal Funds Rate plus 0.50%. All Alternate Base Rate Loans shall be denominated in Dollars.

“Alternate Base Rate Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Annual Valuation Report” means an annual review of valuations report produced by a third-party valuation firm.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the Corruption of Foreign Public Officials Act (Canada), as amended; (c) the Criminal Code (Canada), as amended; and (d) all other laws, rules and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any applicable Law relating to money laundering, or terrorism financing, sanctions evasion, any predicate crime to money laundering, terrorism financing or sanctions evasion, or any financial recordkeeping and reporting requirements related thereto, including the Bank Secrecy Act, as amended by the PATRIOT Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and any regulations promulgated under any of the foregoing.

“Applicable Margin” means, with respect to interest rate spreads, 3.15% per annum for Term SOFR Loans (and 3.40% per annum for the portion of Principal Obligations that constitute PIK Interest) and 2.15% per annum for Alternate Base Rate Loans (and 2.40% per annum for the portion of Principal Obligationst that constitute PIK Interest).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, which is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Valuation Agent” means (a) Kroll, LLC, KPMG LLP, Deloitte LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP, Houlihan Lokey, Inc. or Lincoln International, Inc. or (b) any other independent valuation firm acceptable to the Borrower and the Required Lenders, acting reasonably.

“Asset Obligation” means any obligation of the Borrower or any Subsidiary to make a capital contribution, follow-on investment, or other payment in respect of any Investment, in each case, to the extent the Borrower or Subsidiary has committed to make such contribution, investment, or payment prior to the occurrence of a Cash Control Event.

“Assignee” is defined in Section 12.13(b) hereof.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption Agreement” means the agreement contemplated by Section 12.13(b)(iv) hereof, pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be in substantially the form of Exhibit A attached hereto.

“Attributable Indebtedness” means, on any date: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on and excluding the Maturity Date.

“Available Liquidity” means, as of the last day of each quarter, an amount that is equal to the sum of the following amounts determined as of such date: (a) the balance of all cash held in the Collateral Accounts; (b) the value of the Borrower’s Cash Equivalents, as determined by the Borrower; (c) the amounts available to be borrowed hereunder; and (d) the amount available to be borrowed under the Subordinated Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for Dollars, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of such tenor or payment period or the frequency of making payments of interest with respect to such Benchmark.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect.

“Basel Rules” means all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III.

“Benchmark” means, initially, Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date, have occurred with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.03(b).

“Benchmark Replacement” means, for any Available Tenor, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Lead Arranger and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time, and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any Available Tenor for any setting of such Unadjusted Benchmark Replacement: the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lead Arranger and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency; provided that such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Lead Arranger in its reasonable discretion.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any currency:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for any currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such currency has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Borrower” means Brookfield Private Equity Fund LP, a limited partnership existing under the laws of the State of Delaware.

“Borrower Aggregator” means BPEF US Aggregator (ON) LP, a limited partnership existing under the laws of the Province of Ontario.

“Borrower Aggregator GP” means Brookfield Private Equity Fund GP LLC, in its capacity as general partner of the Borrower Aggregator.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan made by each of the Lenders, and “Borrowings” means the plural thereof.

“Brookfield” means any one or more of Brookfield Corporation, Brookfield Corporation Ltd., Brookfield Asset Management Ltd. and/or Brookfield Wealth Solutions Ltd.

“Brookfield Units” shall have the meaning assigned to such term in the Partnership Agreement.

“Business Day” means any day of the year except a Saturday, Sunday, other day on which commercial banks in New York City and Toronto, Ontario are authorized or required by applicable Law to close or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. In the event the Securities Industry and Financial Markets Association ceases to publish such holiday schedule or an equivalent on a regular basis, the term “Business Day” shall be determined on any day by reference to such other regularly published holiday schedules for such date applicable to commercial banks as is determined by the Administrative Agent in its reasonable discretion.

“Canadian Pension Plan” means any pension plan that is a “registered pension plan” (as defined in the Income Tax Act (Canada)) or required to be registered under the Pension Benefits Act (Ontario) or other applicable provincial, territorial or federal pension standards legislation in Canada, including any such plan which contains a “defined benefit provision” (as defined in the Income Tax Act (Canada)) and any “multi-employer plan” within the meaning of paragraph 8500(1) of the Income Tax Regulations under the Income Tax Act (Canada), but excluding the Canada Pension Plan and the Québec Pension Plan maintained by the Government of Canada or the Province of Québec, respectively.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease or finance lease, as applicable, on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Control Event” means, as of any date of determination, (a) an Event of Default has occurred and is continuing, (b) a mandatory prepayment obligation has arisen pursuant to Section 3.04 and the required mandatory principal payment has not been made, (c) a Material Potential Default has occurred and is continuing or (d) a breach of a Liquidity Covenant has occurred and is continuing.

“Cash Equivalents” means (a) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed or insured by the government of the United States of America or any agency thereof, (b) certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the government of the United States of America, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or the equivalent thereof by another Acceptable Rating Agency and in either case maturing within one year after the day of acquisition, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision, taxing authority (as the case may be) are rated at least A by S&P or the equivalent thereof by another Acceptable Rating Agency, (f) securities with maturities of one hundred eighty (180) days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, or (d) the compliance with, or application or implementation of, any of clauses (a), (b), or (c) of this definition or with Dodd Frank Laws (defined below) or Basel Rules (defined below) by any Lender; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (collectively, the “Dodd Frank Laws”) and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (collectively, the “Basel Rules”), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control Event” shall occur if (i) Brookfield ceases to Control the Borrower or (ii) the Borrower ceases to own 100% of the limited partnership interests of the Borrower Aggregator.

“Closing Date” means October 9, 2026, being the date on which all of the conditions precedent set forth in Section 6.01 hereof have been satisfied or waived.

“Collateral” is defined in Section 5.01 hereof.

“Collateral Account” means each deposit account or securities account of the Borrower into which any cash or cash equivalents constituting Investment Distributions that are received by the Borrower are deposited and which is subject to a Control Agreement, which accounts existing as of the date of this Credit Agreement are set out in Schedule 4 (as such Schedule may be updated from time to time by the Borrower and the Collateral Agent).

“Collateral Agent” means GLAS USA LLC in its capacity as collateral agent under this Credit Agreement and the other Loan Documents until the appointment of a successor collateral agent pursuant to the terms of this Credit Agreement and, thereafter, shall mean such successor collateral agent. Any reference in this Credit Agreement or any other Loan Document to the Administrative Agent as the grantee, holder or beneficiary of any Lien on, or otherwise in connection with the administration or enforcement of, the Collateral shall be deemed to be a reference to the Collateral Agent, acting for the benefit of the Secured Parties.

“Collateral Documents” means the security agreements, consent agreements, financing statements, assignments, and other security documents and instruments from time to time executed and delivered pursuant to this Credit Agreement and any documents or instruments amending or supplementing the same, including, without limitation, the Security Agreement, the Consent Agreement and the Control Agreements.

“Commitment” means, for each Lender, the amount set forth on Schedule 1.01 or on its respective Assignment and Assumption Agreement, as the same may be increased pursuant to Section 2.11, or reduced pursuant to Section 3.06, or by further assignment by such Lender pursuant to Section 12.13(b) hereof.

“Competitor” means (a) any fund engaged in the same line of business as Brookfield or the Borrower or any fund or investment vehicle managed directly or indirectly by Brookfield or the Borrower, (b) any Person that is sponsored by or Affiliated with any such fund, or (c) any Person whose primary business is the management of any such fund; provided, that “Competitor” will not include any commercial bank.

“Compliance Certificate” means a certificate executed by a Responsible Officer of the Borrower in the form attached as Exhibit E hereto.

“Concentration Limits” means, as of any date of determination, any of the following:

(a)            the NAV of a single Eligible Investment shall not comprise more than (i) prior to April 7, 2028, 20% of the aggregate NAV of all Eligible Investments, and (ii) thereafter, 15% of the aggregate NAV of all Eligible Investments;

(b)            the five largest Eligible Investments by NAV shall not in the aggregate comprise more than (i) prior to April 7, 2028, 72.5% of the aggregate NAV of all Eligible Investments, and (ii) thereafter, 60% of the aggregate NAV of all Eligible Investments;

(c)            Eligible Investments associated with a single sector shall not comprise more than 40% of the aggregate NAV of all Eligible Investments;

(d)            Eligible Investments associated with emerging markets shall not comprise more than 15% of the aggregate NAV of all Eligible Investments; and

(e)            the Eligible Investments associated with growth equity and venture strategies shall not comprise more than 10% of the aggregate NAV of all Eligible Investments.

As to the allocation category for any Eligible Investment for purposes of the Concentration Limit applicable to each category, identification of an Eligible Investment within an allocation category shall be determined by the Borrower in its reasonable determination acting in good faith.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion notices, length of lookback period and other technical, administrative or operational matters) that the Lead Arranger, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such rate or to permit the administration thereof by the Lead Arranger in a manner substantially consistent with market practice (or, if the Lead Arranger decides that adoption of any portion of such market practice is not administratively feasible or if the Lead Arranger determines that no market practice for the administration of such rate exists, in consultation with the Borrower, in such other manner of administration as the Lead Arranger decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents in consultation with the Borrower).

“Consent Agreement” means that certain Consent Agreement dated on or about the Closing Date among the Borrower, the Borrower Aggregator, the Borrower Aggregator GP and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including, without limitation: (a) in the case of any partnership (including an exempted limited partnership), joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or registration and any agreement, instrument, filing, certificate, declaration or notice with respect thereto filed in connection with its formation or registration with the Governmental Authority in the jurisdiction of its formation or registration, in each case as amended from time to time; (b) in the case of any limited liability company the articles or certificate of formation or registration and its operating agreement or limited liability company agreement, as amended from time to time; (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws and/or its memorandum and articles of association, as applicable, as amended from time to time; and (d) in case of an exempted company or other kind of entity, constituent or organizational documents of such entity evidencing the creation of, and governing internal and external affairs of, such entity, as amended from time to time.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or subscribed interests, the ability to exercise voting power, by contract or otherwise.

“Control Agreement” means each deposit account control agreement or securities account control agreement, in form and substance reasonably acceptable to the Collateral Agent, among the Borrower, the Collateral Agent and the applicable Account Bank, as the same may be amended, restated, supplemented or modified from time to time.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 1563 of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which the Borrower is a part or may become a part.

“Conversion Notice” means a notice of a conversion of Loans from one Type of Loan to the other which, if in writing, shall be substantially in the form of Exhibit C-2.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.

“Cure Date” is defined in Section 3.04(b) hereof.

“Current Party” is defined in Section 12.14 hereof.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code, the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Bankruptcy and Insolvency Act (Canada), and any applicable corporate or partnership legislation, in each case, and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default Rate” means on any day (a) with respect to any default in the payment of principal or interest hereunder or, at the election of the Required Lenders, any other Event of Default, the lesser of: (i) the interest rate in effect on such day, plus two percent (2%); and (ii) the Maximum Rate, and (b) with respect to all other amounts due, the lesser of (i) the Alternate Base Rate, plus two percent (2%), and (ii) the Maximum Rate.

“Defaulting Lender” means any Lender that: (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, territorial or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Deferred Obligations” means, as of the last day of each quarter, the aggregate of the following amounts that were due and payable by the Borrower prior to such date but were deferred and will become due and payable by the Borrower during the twelve (12) month period following such date: (a) amounts owing to the Manager under or in respect of the Investment Management Agreement, including in respect of the Management Fee payable thereunder, and (b) all Fund Expenses, excluding any Obligations and Permitted Indebtedness.

“Dodd Frank Laws” means the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a bank, or (b) subject to Section 12.13 hereof, such other Person as may be approved, in its sole discretion, by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, in its reasonable discretion, the Borrower.

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Eligible Investment” means each Investment:

(a)            that is owned by the Borrower Aggregator (directly or indirectly through the Borrower Aggregator’s ownership of a Subsidiary);

(b)            is not the subject of a Material Asset Event;

(c)            does not constitute an investment principally in the real estate or hospitality sector; and

(d)            in respect of which the Borrower has caused the related Investment Distributions received by the Borrower to be deposited into a Collateral Account;

provided, however, if an Investment becomes subject to a Material Asset Event or otherwise fails to meet all of the requirements for an Eligible Investment, if all of the Lenders expressly agree, in their sole discretion, such Investment shall be deemed to be an Eligible Investment and the Lenders may elect in their sole discretion to impose adjustments and reserves to the calculation of the LTV Ratio with respect to such Investment as a result thereof.

“Eligible Investment Valuation Request” is defined in Section 12.23 hereof.

“Employee Benefit Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Environmental Laws” means all applicable laws, rules, codes, decrees, judgments, injunctions, ordinances, regulations or policies issued, promulgated or entered by any Governmental Authority relating to pollution or protection of human health or the environment including, without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to the Borrower.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Equity Interests” means shares of capital stock, shares (of whatever class) in the capital of a company, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or entitlements in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“Erroneous Payment” is defined in Section 11.10(a) hereof.

“Erroneous Payment Deficiency Assignment” is defined in Section 11.10(d) hereof.

“Erroneous Payment Return Deficiency” is defined in Section 11.10(d) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” is defined in Section 10.01 hereof.

“Excess Operating Cash Flow” means, for any given quarter, the Borrower’s net cash provided by operating activities, if any, less any amounts of such cash used, or designated for use, to pay distributions to Unitholders.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document: (a) Taxes imposed on or measured by net income or capital (however denominated), franchise Taxes, branch profits Taxes or any similar Taxes, in each case, (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located as a result of such Recipient being organized under the laws of, or having its principal office in, such jurisdiction or in which such Recipient is resident for Tax purposes or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes; (b) any Canadian withholding Taxes that would not have been imposed but for (i) such Recipient not dealing at arm’s length (for purposes of the Tax Act) with the Borrower or any member of the Borrower, (ii) the Recipient being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Tax Act) of a member of the Borrower, or not dealing at arm’s length (for purposes of the Tax Act) with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of a member of the Borrower, or (iii) the Recipient being an entity in respect of which the Borrower is a “specified entity” (within the meaning of subsection 18.4(1) of the Tax Act), other than where the non-arm’s length relationship arises, or where the Recipient is a “specified non-resident shareholder” or does not deal at arm’s length with a “specified shareholder”, or where the Recipient is an entity in respect of which the Borrower is a “specified entity”, as a result of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or received or enforced any rights under, a Loan Document; (c) in the case of a Lender, any U.S. federal withholding Taxes that are imposed on amounts payable to such Lender at the time such Lender (i) becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 12.15) or (ii) designates a new Lending Office, except in each case to the extent that, pursuant to Section 4.01, such Lender (or its assignor, if any) was entitled to receive amounts from the Borrower with respect to such Taxes immediately prior to such Lender becoming a party hereto or changing its Lending Office; (d) Taxes attributable to such Lender’s failure to comply with Section 4.01(e); and (e) any withholding Taxes imposed under FATCA.

“Facility Increase Request” means the notice in substantially the form of Exhibit B attached hereto pursuant to which the Borrower requests an increase of the Commitments in accordance with Section 2.11 hereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lead Arranger on such day on such transactions as determined by the Lead Arranger.

“Fee Letters” means any fee letters entered into by the Borrower and the Administrative Agent and/or any Lender.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Floor” means 0.00%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund Expenses” shall have the meaning assigned to such term in the Partnership Agreement.

“General Partner” means Brookfield Private Equity Fund GP LLC, in its capacity as general partner of the Borrower.

“Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, the government of Canada, any province or territory thereof and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Borrower, the Borrower Aggregator, the Administrative Agent, any Lender or any of their respective businesses, operations, assets, or properties.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. Guaranty Obligations shall not include (a) the obligations of the Borrower to sell to any special purpose Subsidiary (or its assigns) one or more investments, or (b) any repurchase, substitution or indemnification obligations of the Borrower, or any representations and warranties made by the Borrower, in each case, in its capacity as a seller to any special purpose Subsidiary in connection with the true sale of one or more investments by it to such special purpose Subsidiary.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Generally Accepted Accounting Principles:

1.            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

2.            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

3.            all net obligations of such Person under any Swap Contract;

4.            all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business);

5.            all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements but not including trade accounts payable in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

6.            all Capital Leases and Synthetic Lease Obligations; and

7.            all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 12.07(b) hereof.

“Information” is defined in Section 12.19 hereof.

“Interest Period” means, with respect to each disbursement or continuation of a Term SOFR Loan, the period commencing on (and including) the date such Term SOFR Loan is disbursed and ending on (but excluding) the numerically corresponding day in the calendar month that is one or three months thereafter as specified in the applicable Loan Notice or Conversion Notice; provided that no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means any of the following investments owned by the Borrower, either directly or indirectly: (a) a private equity investment, including (without limitation) through an investment in a company and other private assets which may include, without limitation, a private or public investment in equity instruments, preferred equity instruments, convertible debt or equity derivative instruments, warrants, options, paid-in-kind notes, mezzanine debt, other debt investments and “PIPE” (private investments in public equity) transactions; (b) an investment in or alongside with any public or private investment vehicle and program that Brookfield or another fund manager manages and participates in, including in a co-investment vehicle, sidecar vehicle, separate account, region, strategy or sector-specific vehicle entity formed as a parallel fund, executive fund, companion vehicle, feeder vehicle, co-investment vehicle or alternative investment vehicle; (c) a secondary market purchase of an existing investment in any of the foregoing; or (d) an investment in public equity or debt securities.

“Investment Distributions” means, with respect to any Investment, (a) all distributions, dividends, return of capital, and any other amounts received by the Borrower or any Subsidiary with respect to such Investment; and (b) all net proceeds of any sale, transfer or other disposition of such Investment that are received by the Borrower or any Subsidiary, in each case, including without limitation any rights to receive or enforce payment or other rights ancillary to the foregoing; excluding, in each case, as applicable, (A) any costs, fees and expenses in respect of such Investment or such Subsidiary, (B) any reserve determined in good faith by Borrower for indemnities, warranties or anticipated liabilities (until release thereof) and (C) amounts required by the Borrower to make Tax Distributions.

“Investment Documents” means, for each Investment, (a) the partnership agreement, limited liability company agreement, shareholder agreement, subscription agreement, credit agreement, indenture, note purchase agreement or other similar document governing and evidencing an Investment, including any side letters relating thereto to which Borrower or any Subsidiary is a party or which is otherwise binding thereon and (b) any related subscription agreement, side letter, transfer agreement, consent, and/or offering materials governing such Investment from time to time.

“Investment Management Agreement” means the Investment Management Agreement dated as of August 21, 2025, between the Borrower and the Manager.

“Investor Units” shall have the meaning assigned to such term in the Partnership Agreement.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Canadian Imperial Bank of Commerce in its capacity as lead arranger under this Credit Agreement and the other Loan Documents until the appointment of a successor lead arranger pursuant to the terms of this Credit Agreement and, thereafter, shall mean such successor lead arranger.

“Lender” means each lending institution listed on the signature pages hereof and each lending institution that becomes a Lender hereunder pursuant to Section 2.11 or Section 12.13 hereof or otherwise, and “Lenders” means more than one Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s administrative questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any lien, mortgage, deed of trust, deemed trust (statutory or other), charge, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Liquidity Covenant” means each covenant set forth in Section 9.13.

“Loan” means an extension of credit by a Lender to the Borrower hereunder in the form of an Alternate Base Rate Loan or a Term SOFR Loan, and “Loans” means the plural thereof.

“Loan Documents” means this Credit Agreement, the Notes (if any) (including any renewals, extensions, re-issuances and refundings thereof), the Fee Letters, each of the Collateral Documents, each Assignment and Assumption Agreement, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered from time to time pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loan Notice” means a notice of a Borrowing which, if in writing, shall be substantially in the form of Exhibit C-1.

“LTV Certificate” means a certificate of the Borrower with an accompanying excel spreadsheet (substantially in the form delivered on the Closing Date) setting forth the calculation of the LTV Ratio as of the date of such certificate in the form of Exhibit F or any other form approved by the Lead Arranger.

“LTV Ratio” means, as of any date of determination, the ratio, expressed as a percentage and without double counting, equal to the quotient of (a) the Principal Obligations, and any accrued and unpaid interest and fees thereon, as of such date divided by (b) an amount equal to (i) the Adjusted Net Asset Value as of such date minus (ii) the amount of Permitted Indebtedness (not including the Obligations) of the Borrower and, to the extent not deducted from the calculation of Net Asset Value for any Investment, the Borrower’s ratable share (measured based on percentage of beneficial ownership) of any Indebtedness of any Subsidiary that directly or indirectly owns such Investment, in each case as of such date minus (iii) to the extent included in the calculation of Adjusted Net Asset Value, the amount of Investment Distributions that have not been deposited in a Collateral Account or reinvested.

“Maintenance LTV Ratio” means, as of any date of determination, (a) if there are fewer than 15 Eligible Investments, 20.0%, and (b) if there are 15 or more Eligible Investments, 22.5%.

“Management Fee” shall have the meaning assigned to such term in the Partnership Agreement.

“Manager” means Brookfield Asset Management Private Institutional Capital Advisor (Private Equity), L.P. or any successor.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition of the Borrower, (b) the ability of the Borrower to perform its monetary obligations under the Loan Documents, or (c) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Asset Event” means in respect of any Investment, Borrower has knowledge of, or has received notice from the Lead Arranger of, any one or more of the following:

(a)            an insolvency event of the type described in Section 10.01(h) or Section 10.01(i) has occurred in respect of the applicable Investment, the sponsor or issuer thereof or of any Subsidiary (if any) or other entity (other than any Subsidiary) through which such Investment is held directly or indirectly by the Borrower;

(b)            in respect of which any Indebtedness in an amount greater than $100,000,000 has been incurred by the issuer of such Investment or any other entity (other than any Subsidiary) through which such Investment is held directly or indirectly by the Borrower, or $50,000,000 in the case of the applicable Subsidiary (if any) and, in each such case, a default has occurred and (i) the effect thereof is to cause the creditors under such Indebtedness to accelerate or demand the repayment of such Indebtedness, or (ii) the creditors under such Indebtedness are enforcing remedies;

(c)            in respect of which the Net Asset Value of such Investment as of any date of determination (net of distributions received by the Borrower in respect of such Investment) has declined by 35% or more from the Net Asset Value of such Investment when such Investment was acquired (the “Initial NAV”); provided that such Investment shall cease to be subject to a Material Asset Event pursuant to this clause (c) when the Net Asset Value of such Investment is equal to 85% or more of the Initial NAV of such Investment;

(d)            to the extent such Investment consists of rated Indebtedness, it has ceased to maintain a rating of at least CCC/Caa2 or the equivalent from an Acceptable Rating Agency;

(e)            the Borrower or any applicable Subsidiary (if any) through which such Investment is held directly or indirectly by the Borrower is in default of its obligation to pay, or has repudiated its obligation to make, capital contributions or pay other liabilities or otherwise defaulted on any material obligations under the relevant investment documents in respect of such Investment;

(f)            in connection with the disposition of such Investment, the issuer of such Investment, any applicable Subsidiary or any other entity (other than any Subsidiary) through which such Investment is held directly or indirectly by the Borrower is prohibited from distributing to the Borrower (directly or indirectly) any proceeds received from the sale of such Investment (net of costs, fees and expenses incurred in connection therewith, reasonable reserves for indemnities, warranties and anticipated liabilities and amounts required to pay Taxes) in any material respect (as determined by the Borrower in its reasonable discretion); or

(g)            the Borrower has failed to deliver to the Administrative Agent reasonably satisfactory evidence that such Investment is owned directly or indirectly by the Borrower or a Subsidiary within ten (10) Business Days after receiving a written request for such evidence.

Any such Material Asset Event in respect of an Investment shall be deemed continuing unless and until such time as such Material Asset Event is cured (if capable of cure) and (other than with respect to clause (c) above, for which no consent is required if the proviso is satisfied) the Administrative Agent and Required Lenders have approved the re-inclusion of such Investment as an Eligible Investment in their reasonable discretion. Only upon its re-inclusion as an Eligible Investment shall such Investment be included in determining the applicable LTV Ratio calculations pursuant to this Credit Agreement.

“Material Borrower Amendment” means any amendment, termination, modification or change to the Constituent Documents of the Borrower or the Borrower Aggregator that (a) impairs the rights of the Collateral Agent and the Lenders in the Collateral; (b) adversely affects the Borrower’s debts, duties, obligations, liabilities and other rights, titles, interests, Liens, powers and privileges in the Eligible Investments; (c) has an adverse effect on the rights, titles, security interests, Liens, powers and privileges of the Administrative Agent, Collateral Agent or the Lenders; (d) causes the Borrower’s acquisition strategy or the Valuation Policies to cease to apply to the Borrower or its direct or indirect interest in any Eligible Investment in any material respect; or (e) prohibits this Credit Agreement or the incurrence of Indebtedness hereunder.

“Material Portfolio Event” means the occurrence of any of the following:

(a)            the Borrower fails to meet the Minimum Portfolio Requirement;

(b)            the Borrower fails to own (directly and/or indirectly) at least five (5) Eligible Investments; or

(c)            the LTV Ratio as of any date of determination is greater than the Termination LTV Ratio.

“Material Potential Default” means a Potential Default under Section 10.01(a) or Section 10.01(i).

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence and during the continuance of an Event of Default; and (c) the date upon which the Borrower terminates all of the Commitments pursuant to Section 3.06 hereof or otherwise.

“Maximum Commitment” means an amount equal to the aggregate Commitments of the Lenders, as such amount may be increased pursuant to Section 2.11 or reduced pursuant to Section 3.06.

“Maximum LTV Ratio” means, as of any date of determination, (a) if there are fewer than 15 Eligible Investments, 25.0% and (b) if there are 15 or more Eligible Investments, 27.5%.

“Maximum LTV Ratio Breach” has the meaning set forth in Section 3.04(b).

“Maximum LTV Ratio Breach Cure” has the meaning set forth in Section 3.04(b).

“Maximum LTV Ratio Breach Cure Plan” has the meaning set forth in Section 3.04(b).

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Laws (including the Criminal Code (Canada)) on such day.

“Minimum Portfolio Requirement” means that the Net Asset Value, as of any date of determination, is not less than $500,000,000.

“Monthly Redemption Amount” means, for any given month, an amount determined by the General Partner of the Borrower in its sole discretion, up to (i) the net proceeds from new subscriptions for Units in the offering of the Units (other than Class B-1 Units (as defined in the Partnership Agreement)) that month (which subscriptions will be accepted on or after the first calendar day of the following month) less (ii) the aggregate redemption amount of Units (other than Class B-1 Units) redeemed by the Borrower during such month pursuant to the Redemption Program plus (iii) the Excess Operating Cash Flow.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any plan of the type described in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any plan subject to Title IV of ERISA which has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“NAV” or “Net Asset Value” means, as of any date of determination, in respect of an Eligible Investment, the fair value of such Eligible Investment calculated in Dollars and equal to: (a) the most recent net asset value of such Eligible Investment that is determined by the Borrower (which determination may be made based on the most recent report delivered in respect of such Eligible Investment for such quarter to the investors in such Investment), plus (b) the amount of any capital contributions that were made by the Borrower and its Subsidiaries (directly or indirectly) in respect of such Eligible Investment since such date (to the extent not previously captured in clause (a)), minus (c) the amount of capital distributions that were paid by such Eligible Investment since such date (to the extent not previously captured in clause (a)) and were distributed to the Borrower.

“NAV Valuation Request” is defined in Section 12.23 hereof.

“Net Redemption Amount” means, as of any date of determination, an amount equal to: (a) the aggregate Unit NAV of all Units as of such date in respect of which the Unitholder has issued a redemption request pursuant to and in accordance with the Partnership Agreement and the Borrower has the obligation to redeem pursuant to the Partnership Agreement within the next two calendar quarters, excluding any compulsory redemptions effected by the General Partner pursuant to the Partnership Agreement; minus (b) the aggregate net subscription proceeds to be received by the Borrower during such calendar quarters in respect of all Subscriptions (as defined in the Partnership Agreement).

“Notes” means the promissory notes provided for in Section 3.01 hereof, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Notice of Exclusive Control” is defined in Section 5.02(b)(ii).

“Obligations” means all present and future indebtedness, obligations and liabilities of the Borrower to any Secured Party, and all renewals and extensions thereof, or any part thereof (including, without limitation, any Loans), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and reasonable attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of the Borrower to the Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.15).

“Overnight Rate” means for any day, the greater of: (a) the Federal Funds Rate and (b) an overnight rate determined by the Lead Arranger, in the case of the foregoing in accordance with banking industry rules on interbank compensation.

“Participant” is defined in Section 12.13(e).

“Participant Register” is defined in Section 12.13(e).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Borrower, dated as of August 21, 2025, among the General Partner, BPEG Capital Holdings UC LLC, as the initial limited partner, and the parties listed in the books and records as limited partners of the Borrower, as limited partners, as amended, restated, supplemented or modified from time to time.

“PATRIOT Act” is defined in Section 12.20.

“Payment Date” means (a) as to any Term SOFR Loan, the last day of the Interest Period therefor, (b) as to any other interest and fees due hereunder, the first Business Day after each of March 31, June 30, September 30 and December 31 of each calendar year commencing on December 31, 2026, and (c) the Maturity Date.

“Payment Recipient” is defined in Section 11.10(a).

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is either covered by Title IV of ERISA (including a Multiple Employer Plan or a Multiemployer Plan) or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code or Section 302 of ERISA. For greater certainty, Pension Plan shall not include any Canadian Pension Plan.

“Periodic Term SOFR Determination Day” is defined in the definition of “Term SOFR”.

“Permitted Guaranty Obligations” means unsecured Guaranty Obligations of the Borrower in respect of Indebtedness of a Subsidiary of the Borrower incurred for the purpose of facilitating the acquisition of an Investment by such Person.

“Permitted Indebtedness” means (a) the Obligations, (b) Permitted Subordinated Indebtedness, (c) Permitted Guaranty Obligations, (d) Indebtedness of the Borrower or any Subsidiary incurred in respect of Swap Contracts entered in the ordinary course of business for hedging purposes only that are not secured by any Collateral, (e) Indebtedness of the Borrower owing to the Borrower Aggregator, (f) with respect to any Subsidiary, any Indebtedness other than Third Party NAV Debt, and (g) any Indebtedness that is not secured by Collateral and the aggregate amount of which does not at any time exceed $3,000,000.

“Permitted Liens” means (a) Liens granted to the Collateral Agent pursuant to the Loan Documents, (b) Liens imposed by Law for Taxes that are not yet due or for Taxes being contested in good faith by appropriate proceedings and with respect to which adequate reserves are provided in conformity with GAAP (to the extent GAAP requires such reserves), and (c) Liens arising under the standard terms and conditions of the Collateral Accounts, and (d) with respect to any Subsidiary, any Liens securing Permitted Indebtedness.

“Permitted Subordinated Indebtedness” means (a) Indebtedness owing under or in respect of the Subordinated Credit Agreement, and (b) Indebtedness of the Borrower that is owing to Brookfield, the Manager or any one or more of their Affiliates provided that such Indebtedness is unsecured and the holder of such Indebtedness has executed a subordination agreement in the form appended hereto as Exhibit D which subordination agreement remains in full force and effect.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, exempted company, limited liability company, non-profit corporation, partnership, exempted limited partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“PIK Period” is defined in Section 3.03(d).

“Plan” means: (a) any plan, including single employer and multiemployer plans to which Section 4021(a) of ERISA applies; or (b) any retirement medical plan (other than as required by Part 6 of subtitle B of Title I of ERISA), each as established or maintained for (i) employees of the Borrower, or (ii) employees of any member of the Controlled Group to which Section 4021(a) of ERISA applies.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Positive Assurance Valuation Report” means a monthly positive assurance valuation report produced by a third-party valuation firm.

“Potential Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“PPSA” means the Personal Property Security Act (Ontario) or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of Liens on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time, and any reference to any particular section of the PPSA shall be construed to also refer to any successor section thereto.

“Prime Rate” means, on any day, the prime rate in effect on or most recently prior to each Payment Date as published in the Money Rate section of the New York Edition of The Wall Street Journal or, if no such rate is published therein, the rate of interest per annum then most recently established by the Lead Arranger as its “prime rate” charged to similarly situated borrowers. Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by the Lead Arranger to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and the Lead Arranger may make various business or other loans at rates of interest having no relationship to such rate. Any change in such prime rate announced by the Lead Arranger shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Obligations” means the aggregate outstanding principal amount of the Loans plus any PIK Interest incurred pursuant to Section 3.03(d).

“Private Placement Memorandum” means the amended and restated confidential private placement memorandum of the Borrower and Brookfield Private Equity TE Feeder Fund LP dated October 2025, as amended, restated, supplemented or otherwise modified from time to time.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a)(i) the numerator of which is the Commitment of such Lender, and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments are zero (0): (i) the numerator of which is the Principal Obligation outstanding with respect to such Lender, and (ii) the denominator of which is the total Principal Obligation outstanding.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned by the Borrower or any Subsidiary or secures any investment of the Borrower or any Subsidiary.

“Recipient” means the Administrative Agent or any Lender.

“Redemption Program” means a Unit redemption program for Investor Units and Class B-2 Units that allows for redemptions of Investor Units and Class B-2 Units, in each quarter, of up to 5% of all Classes of Units outstanding (either by number of Units or aggregate NAV) as of the close of the previous calendar quarter.

“Reference Time” means, with respect to any setting of a then-current Benchmark, the time determined by the Lead Arranger in its reasonable discretion.

“Register” is defined in Section 12.13(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Request for Borrowing” means, with respect to a Borrowing or conversions of Loans, a Loan Notice or Conversion Notice, as applicable.

“Required Lenders” means: (a) one or more Lenders (other than Defaulting Lenders) holding an aggregate Pro Rata Share of more than fifty percent (50%) of the aggregate Commitments of all Lenders (other than Defaulting Lenders); or (b) at any time that the Maximum Commitment is zero (0), one or more Lenders (other than Defaulting Lenders) owed an aggregate Pro Rata Share of more than fifty percent (50%) of the Principal Obligation outstanding and payable to all Lenders (other than Defaulting Lenders) at such time.

“Required LTV Prepayment” is defined in Section 3.04(b)(i).

“Required Payment Time” means no later than two (2) Business Days after demand.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means:  (a) in the case of a corporation or exempted company, any officer or director thereof; (b) in the case of a limited partnership or an exempted limited partnership, any officer or director of its general partner or an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership or exempted limited partnership; and (c) in the case of a limited liability company, any officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, exempted limited partnership, limited liability company or any other Person who has provided documentation evidencing such authority. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means a country or territory that is itself the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea, Donetsk and Luhansk regions of Ukraine, the Kherson and Zaporizhzhia oblasts of Ukraine, and countries and territories controlled by terrorist entities (currently including Afghanistan and parts of Yemen controlled by Ansarallah)).

“Sanctioned Person” means a Person: (a) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List, or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, or any similar list maintained by the United Nations Security Council, the European Union or any other member state thereof, HM’s Treasury, the Government of Canada (including Global Affairs Canada and Public Safety Canada), or any other relevant Sanctions authority; (b) located, organized or resident in a Sanctioned Country; (c) otherwise the target of Sanctions; or (d) owned or controlled by any such Person described in the foregoing clauses (a)-(c).

“Sanctions” means any economic or financial sanctions, trade embargoes, or similar measures enacted, administered or enforced by a United States Governmental Authority (including, without limitation, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the Government of Canada, Global Affairs Canada and Public Safety Canada, the United Nations Security Council, the European Union or any member state thereof, HM’s Treasury or other relevant Sanctions authority.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders and each Indemnitee.

“Security Agreement” means a New York law governed security agreement in the form approved by the Collateral Agent, acting reasonably, executed and delivered by the Borrower to the Collateral Agent for the benefit of the Secured Parties.

“Similar Law” means any law, rule or regulation that is substantially similar to Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“STA” means the Securities Transfer Act, 2006 (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if perfection or the effect of perfection or non-perfection or the priority of any Lien on any Collateral that is investment property is governed by the laws in effect in any province or territory of Canada other than Ontario in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Ontario), then “STA” shall mean such other legislation as in effect from time to time in such other jurisdiction of Canada for purposes of the provisions thereof referring to or incorporating by reference provisions of the STA.

“Stated Maturity Date” means October 8, 2027, as such date may be extended pursuant to Section 2.14.

“Subordinated Credit Agreement” means that certain Credit Agreement, dated as of March 3, 2026, by and among Borrower Aggregator, as borrower, the Borrower and Brookfield Private Equity TE Feeder Fund LP, as guarantors, and BPEG Manager Holdings LP and the other lenders party thereto from time to time, as lenders.

“Subsequent Lender” is defined in Section 2.11(a).

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means (a) a subsidiary of the Borrower, or (b) a subsidiary of the General Partner in which the Borrower owns the majority of the shares or other interests, including for the avoidance of doubt, the Borrower Aggregator.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a Borrowing of a Swingline Loan.

“Swingline Lender” means Canadian Imperial Bank of Commerce in its capacity as lender of Swingline Loans hereunder, or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.13; provided that such Lender has agreed to be a Swingline Lender.

“Swingline Loan” means a Loan made by a Swingline Lender to the Borrower pursuant to Section 2.13.

“Swingline Sublimit” means $5,000,000. The Swingline Sublimit is part of, and not in addition to, the Commitment.

“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Act” means the Income Tax Act (Canada).

“Tax Distribution” means, for any taxable period in which the Borrower is a partnership for U.S. federal income tax purposes, distributions by the Borrower to any direct or indirect equity holder in Borrower for such taxable period to permit such equity holder to pay U.S. federal and applicable state and local income tax then due and owing by such equity holder solely attributable to net taxable income of Borrower and its Subsidiaries allocated to such equity holder for such taxable period (computed net of any cumulative net taxable losses of the Borrower and its Subsidiaries allocated to such equity holder for all prior taxable periods and not previously taken into account under this definition); provided that, the aggregate amount of such distributions for any taxable period shall not exceed the product of (i) such net taxable income so allocated for such period and (ii) the highest combined marginal U.S. federal, state and local income tax rate applicable to a corporation or an individual (whichever is higher) resident in New York, New York for such period, taking into account the character of the applicable income (including any reduced rates applicable to long-term capital gains or qualified dividend income) and the deductibility of state and local taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including any backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and “Tax” and “Taxation” shall be construed accordingly.

“Term SOFR” means, as of any determination date, the Term SOFR Reference Rate for a one or three month period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to such date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one or three month period as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day. If Term SOFR, determined as set forth above, shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lead Arranger in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on the Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination LTV Ratio” means, as of any date of determination, (a) if there are fewer than 15 Eligible Investments, 27.5%, and (b) if there are 15 or more Eligible Investments, 30.0%.

“Third Party NAV Debt” means Indebtedness owing to any Person other than Brookfield or any Affiliate of Brookfield that is secured by, finances, or is underwritten directly or indirectly on more than one Investment.

“Third Party Valuation” is defined in Section 12.23 hereof.

“Transactions” means the execution and delivery of the applicable Loan Documents, the borrowing of Loans hereunder and the use of proceeds thereof and the grant of the security interest and all other transactions contemplated under the Loan Documents.

“Type of Loan” means any type of Loan (i.e., an Alternate Base Rate Loan or a Term SOFR Loan).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the terms “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unit” means an undivided interest in the Borrower or Brookfield Private Equity TE Feeder Fund LP and/or interests in any Intermediary Entity or Parallel Fund, as those terms are defined in the Partnership Agreement.

“Unit NAV” means, in respect of any Unit, the value thereof as determined in accordance with the Valuation Policies but without regard for any Permitted Subordinated Indebtedness.

“Unitholder” shall have the meaning assigned to such term in the Partnership Agreement.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Valuation Notice Date” is defined in Section 12.23 hereof.

“Valuation Policies” has the meaning set forth in the Private Placement Memorandum.

“Withholding Agent” means the Administrative Agent and the Borrower.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Definitional Provisions. All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(a)            Defined terms used in the singular shall import the plural and vice versa.

(b)            The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(c)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation and shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

(h)            Any reference to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms, unless otherwise specified herein, and subject to any restrictions on any such modifications pursuant hereto.

(i)            The term “receiver” includes a receiver, interim receiver and receiver and manager (or any of them).

(j)            References to a limited partnership, which is formed or established under the laws of any province or territory of Canada, taking any action, having any power or authority or owning, holding or dealing with any asset are to such partnership acting through its general partner (or, as the case may be, such general partner’s ultimate general partner).

(k)            Any reference to any statute, rule, law or regulation shall mean such statute, rule, law or regulation as from time to time in effect, unless otherwise specified herein.

1.03        Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

1.04        Accounting Terms. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with Generally Accepted Accounting Principles, applied on a consistent basis.

1.05        UCC and PPSA. Terms defined in the UCC or the PPSA in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect, and the term “PPSA” refers, as of any date of determination, to the PPSA then in effect.

1.06        Interest Rate. The Lead Arranger will notify the Borrower, pursuant to Section 4.03, of any change to the reference rate upon which the interest rate on Loans is based. However, the Lead Arranger does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, or any other matter related to the secured overnight financing rate, the rates in the definition of “Term SOFR”, or any Benchmark or any component definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.03, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, (b) the effect, implementation or composition of any Conforming Changes, or (c) the calculation of the secured overnight financing rate, the rates in the definition of “Term SOFR” or any Unadjusted Benchmark Replacement or any component thereof or with respect to any alternative, successor or replacement rate thereto. The Lead Arranger and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Lead Arranger may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error in the calculation of any such rate (or component thereof) provided by any such information source or service.

1.07        Interest Act (Canada). For purposes of the Interest Act (Canada), (i) wherever any interest or fee rate to be paid under this Credit Agreement is to be calculated on the basis of any period of time that is less than a calendar year (a “deemed year”), such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

1.08        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.09        References to Knowledge. References in this Credit Agreement to the knowledge of the Borrower mean the actual knowledge of the directors, officers and employees of the Borrower that are involved in matters relating to this Credit Agreement.

2.            LOANS.

2.01        The Commitment.

(a)            Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Availability Period, to extend to the Borrower a revolving line of credit.

(b)            Limitation on Borrowings. Notwithstanding anything to the contrary herein contained, the Lenders shall not be required to advance any Borrowing or conversion hereunder if:

(i)            after giving effect to such Borrowing or conversion, the Principal Obligation would exceed the Maximum Commitment;

(ii)            any portion of such loan(s) shall be used for an investment in a Sanctioned Country or Sanctioned Person;

(iii)            the conditions precedent for such Borrowing in Section 6.02 have not been satisfied; or

(iv)            an Event of Default or a Potential Default exists.

2.02            Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans in Dollars to the Borrower at any time and from time to time in an aggregate principal amount not to exceed at any one time outstanding such Lender’s Commitment at any such time; provided, however, that, after making any such Loans (a) such Lender’s Pro Rata Share of the Principal Obligation would not exceed such Lender’s Commitment as of such date, and (b) the LTV Ratio shall be less than or equal to the Maintenance LTV Ratio. Subject to the foregoing limitation, the conditions set forth in Section 6.02 and the other terms and conditions hereof, the Borrower may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. Each Borrowing pursuant to this Section 2.02 shall be made ratably by the Lenders in proportion to each Lender’s Pro Rata Share of the Maximum Commitment.

2.03        Borrowings, Conversions and Continuations of Loans.

(a)            Request for Borrowing. Each Borrowing, and each conversion of Loans from one Type of Loan to the other, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by electronic mail pursuant to, and in accordance with the terms of this Credit Agreement. Each such Loan Notice requesting a Borrowing must be accompanied by an LTV Certificate and must be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to the requested date of any such Borrowing. Each Loan Notice or Conversion Notice requesting a Borrowing of or conversion to Alternate Base Rate Loans (other than Swingline Loans) must be received by the Administrative Agent not later than 1:00 p.m. one (1) Business Day prior to the requested date of any such Borrowing or conversion. Each Loan Notice or Conversion Notice shall specify: (A) whether the Borrower is requesting a Borrowing or a conversion of Loans from one Type of Loan to the other; (B) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day); (C) the principal amount of Loans to be borrowed or converted; (D) the Type of Loans to be borrowed or to which existing Loans are to be converted and, for Term SOFR Loans, whether the interest rate is to be determined with reference to one- or three-month Term SOFR; and (E) to which account the proceeds of such Borrowing should be directed. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as Term SOFR Loans with a one-month Interest Period. Each Loan Notice or Conversion Notice in respect of a Borrowing that is submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 6.02 have been satisfied on and as of the date of such Borrowing.

(b)            Administrative Agent Notification of the Lenders. Following receipt of a Loan Notice or Conversion Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans.

(c)            Obligation to Fund. Notwithstanding anything to the contrary contained herein, no Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.06(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.04        Minimum Loan Amounts. Each Borrowing of or conversion of Loans of one Type of Loan to another shall be in a principal amount that is an integral multiple of $100,000 and not less than $1,000,000.

2.05        Funding.

(a)            Funding by the Lenders; Presumption by the Administrative Agent. Each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent at the Administrative Agent’s Office for the account of the Borrower no later than 12:00 p.m. on the borrowing date in Same Day Funds, and upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly deposit such proceeds in Same Day Funds in the account specified by the Borrower in the applicable Loan Notice. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date and in the applicable currency, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the Borrower a corresponding amount.

(b)            Failure of Lender to Fund. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period commencing on the date the amount was made available to the Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the Borrower no later than the Required Payment Time; together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrower. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)            Obligations of the Lenders Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to fund any requested Borrowing on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date. Each Lender hereunder shall be liable to the Borrower only for the amount of its respective Commitment.

2.06        Interest.

(a)            Interest Rate. Subject to the provisions of clause (b) below: (i) each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin; and (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the one- or three-month Term SOFR (as applicable) plus the Applicable Margin.

(b)            Default Rate. (i) If any amount of principal of the Obligations is not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.06(a) above) such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate; (ii) if any amount (other than principal of the Obligations) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (in lieu of the interest rate provided in Section 2.06(a) above), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Alternate Base Rate in effect on such day plus two percent (2%); and (iii) upon the request of Required Lenders, while any Event of Default exists, then (in lieu of the interest rate provided in Section 2.06(a) above) the principal amount of the Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

(c)            Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document other than as required in the definition of “Conforming Changes”. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.07        Determination of Rate. Each change in the rate of interest for any Borrowing shall become effective, without prior notice to the Borrower, automatically as of the opening of business of the Lead Arranger on the date of said change. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Alternate Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Alternate Base Rate promptly following the public announcement of such change.

2.08        Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for general corporate purposes and to finance (a) the Borrower’s and its Subsidiaries’ investment activities, including liquidity needs, follow-on investments (and related fees, costs and expenses); (b) redemptions, distributions or returns to investors; (c) management fees, performance fees, administrative fees and other fund expenses; (d) hedge settlements and other hedging-related obligations; and (e) fees, costs and expenses in connection with this Credit Agreement, in each case, to the extent permitted under the Borrower’s Constituent Documents and Private Placement Memorandum. Proceeds of the Swingline Loans shall be used by the Borrower for ordinary course fees and other ordinary course fund expenses. No proceeds of the Loans shall be used for any Affiliate Redemption in excess of the Monthly Redemption Amount. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrower’s use of the proceeds of the Loans, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrower’s use of the proceeds of the Loans are for purposes permitted under the Borrower’s Constituent Documents. The Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). The Borrower shall not to its actual knowledge use the proceeds of any Borrowing hereunder to purchase securities issued by any Lender or any Affiliate thereof. In connection with each request for a Borrowing hereunder, the Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by the Borrower to, directly or indirectly, either (x) purchase securities issued by any Lender or Affiliate thereof or (y) invest in any fund sponsored by a Lender or Affiliate thereof.

2.09        Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrower shall pay to the Administrative Agent, for the account of each Lender, according to its Pro Rata Share, an unused commitment fee on the daily amount of the Maximum Commitment which exceeds the Principal Obligations, at the rate of seventy basis points (0.70%) per annum, calculated daily and payable annually in arrears on the first Payment Date of the year. The Borrower may pay the unused commitment fee with the proceeds of a Borrowing by utilizing the borrowing procedures set forth in Section 2.03(a) above. The Borrower and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to making funds available to the Borrower as described herein and for no other purposes.

2.10        Computation of Interest and Fees. All computations of interest for Alternate Base Rate Loans when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.07, bear interest for one day.

2.11        Increase in the Maximum Commitment.

(a)            Subject to the approval of the Administrative Agent and the written consent of each Lender, the Administrative Agent shall, at the request of the Borrower, increase the Maximum Commitment from time to time up to a maximum amount of $500,000,000 by (x) admitting Eligible Assignees as additional lenders hereunder (each, a “Subsequent Lender”); or (y) increasing the Commitment of any Lender (each such Lender, an “Increasing Lender”), subject to the following conditions and Section 2.11(b):

(i)            the Borrower shall have delivered to the Administrative Agent a Facility Increase Request no later than fifteen (15) Business Days prior to the date of the requested increase;

(ii)            the Borrower shall, to the extent requested by such Lender as applicable, execute (x) to the extent requested by any Subsequent Lender, a new Note payable to such Subsequent Lender, or (y) a replacement Note payable to each Increasing Lender;

(iii)            after giving effect to any Borrowings (and the use of the proceeds thereof) and/or prepayments to be made on the date of such increase, the LTV Ratio shall be less than or equal to the Maintenance LTV Ratio;

(iv)            no Event of Default or Potential Default has occurred and is continuing or would result from such increase in the Maximum Commitment;

(v)            as of the date of such Facility Increase Request and such increase, the representations and warranties contained in this Credit Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of the qualification effected by the phrase “in all material respects” or “in any material respect” or similar phrases in respect of such representations and warranties), with the same force and effect as if made on and as of such date; except to the extent that such representations and warranties specifically refer to any earlier date, in which case they shall be true and correct as of such earlier date and except that for the purposes of this Section 2.11(a)(v), the representations and warranties contained in Section 7.04 of this Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01; and

(vi)            the Borrower shall pay (on or before the time of the effectiveness of such increase) any increase fee that is agreed upon with the Administrative Agent, any applicable Subsequent Lender or any applicable Increasing Lender.

(b)            Notwithstanding anything else in the foregoing, (i) no admission of a Subsequent Lender shall increase the Commitment of any existing Lender without such existing Lender’s consent, and (ii) no Lender shall become an Increasing Lender without such Lender’s consent.

(c)            If the Lenders deem it advisable in their sole discretion, the Borrower and each Lender agree to execute an amendment to this Credit Agreement, in form and substance reasonably acceptable to each of the Lenders and the Borrower, to document an increase in the Maximum Commitment pursuant to this Section 2.11. In connection with any such increase of the Maximum Commitment, the Administrative Agent shall cause each Subsequent Lender to execute a joinder to this Credit Agreement in a form acceptable to the Administrative Agent, which may include the execution of a signature page to this Credit Agreement.

(d)            If the Maximum Commitment is increased in accordance with this Section 2.11, the Administrative Agent and the Borrower shall determine the effective date and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of such effective date and the final allocation of such increase.

2.12        Defaulting Lender.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Commitment Fees. No Defaulting Lender shall be entitled to receive any unused commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13        Swingline Loans.

(a)            Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender, in reliance on the agreements of the Lenders set forth in this Section, agrees to make Swingline Loans to the Borrower from time to time on any Business Day during the Availability Period, in an aggregate principal amount that will not result in (i) the Principal Obligation exceeding the Maximum Commitment or (ii) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit; provided, further, that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay and reborrow Swingline Loans. Each Swingline Loan shall be an Alternate Base Rate Loan denominated in Dollars.

(b)            Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the Borrower’s notice to the applicable Swingline Lender and the Administrative Agent, which may be given by electronic mail pursuant to, and in accordance with the terms of this Credit Agreement. Each such Loan Notice requesting a Swingline Borrowing must be received by such applicable Swingline Lender and the Administrative Agent not later than 12:00 p.m. on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $100,000 or a larger multiple of $50,000, and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Subject to the terms and conditions set forth herein, such Swingline Lender shall make each Swingline Loan available to the Borrower by credit to the Borrower’s account with such Swingline Lender or by wire transfer in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender not later than 3:00 p.m. on the requested date of such Swingline Loan.

(c)            Automatic Conversion of Swingline Loans. To the extent any Swingline Loan remains outstanding on the date that is three (3) Business Days after the date of the applicable Swingline Borrowing, such Swingline Loan shall automatically convert on such date to a Term SOFR Loan bearing interest with reference to three-month Term SOFR and shall cease to be a Swingline Loan. Such conversion shall be deemed to be a Borrowing, and the Borrower shall be deemed to have given a Loan Notice requesting such Borrowing and represented that the conditions in Section 6.02 are satisfied with respect thereto.

2.14        Extension of Stated Maturity Date. If the LTV Ratio is less than or equal to the Maintenance LTV Ratio as of the last Business Day of a calendar month, beginning with the calendar month in which the Closing Date occurs, the then-current Stated Maturity Date shall be automatically extended for an additional one-month period on such date; provided, that after October 8, 2027 any Lender may decline to extend its Commitment past the then-current Stated Maturity Date by written notice to the Administrative Agent and the Borrower no later than five (5) Business Days prior to any extension of such then-current Stated Maturity Date pursuant to this Section 2.14. If any Lender declines to extend its Commitment pursuant to this Section 2.14, the Borrower may replace such Lender in accordance with Section 12.15.

3.            PAYMENT OF OBLIGATIONS.

3.01        Notes. At the request of any Lender, the Loans to be made by such Lender to the Borrower hereunder shall be evidenced by a promissory note executed by the Borrower in favor of such Lender. Each Note shall: (a) be in the amount of the applicable Lender’s Commitment; (b) be payable to such Lender at the principal office of the Administrative Agent; (c) bear interest in accordance with Section 2.06; (d) be in the form of Exhibit G attached hereto (with blanks appropriately completed in conformity herewith); and (e) be made by the Borrower. The Borrower agrees, from time to time, upon the request of the Administrative Agent or any affected Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 12.13, in renewal of and substitution for the Note previously issued by the Borrower to the affected Lender.

3.02        Repayment of Obligations; Extensions.

(a)            Payment on Maturity Date. The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

(b)           Payment to Non-Extending Lender. After October 8, 2027, if any Lender has provided notice that it has declined to extend its Commitment pursuant to Section 2.14, the Borrower shall repay all Loans owing to such Lender on the Stated Maturity Date of such Lender’s Commitment at the time of such notice without giving effect to any further extensions under Section 2.14 solely with respect to such Lender (to the extent such Lender has not been replaced pursuant to Section 12.15 prior to such date).

3.03        Payments of Interest.

(a)            Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.06, notwithstanding whether the Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower, then such Borrowing shall be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other Same Day Funds by the Administrative Agent.

(b)           Payment Dates. Accrued and unpaid interest (i) on the Obligations shall be due and payable in arrears on each Payment Date and on the Maturity Date and (ii) on any obligation of the Borrower hereunder on which the Borrower is in default shall be due and payable at any time and from time to time following such default upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)            Direct Disbursement. If, at any time, the Administrative Agent shall not have received on the date due any payment of interest upon the Loans or any fee described herein and all applicable cure periods have expired with respect thereto, the Administrative Agent may direct the disbursement of funds from the Collateral Accounts to the Lenders, in accordance with the terms hereof, to the extent available therein for payment of any such amount. If, at any such time, the amount available in the Collateral Accounts is not sufficient for the full payment of such amounts due, the Administrative Agent may, without prior notice to or the consent of the Borrower, within the limits of the Maximum Commitment, disburse to the Lenders in Same Day Funds an amount equal to the interest or fee due to the Lenders, which disbursement shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.03, and the Borrower(s) shall be deemed to have given to the Lenders in accordance with the terms and conditions of Section 2.03 a Loan Notice with respect thereto.

(d)            PIK Periods. Provided that the Borrower has given written notice to the Administrative Agent at least five (5) Business Days prior to any Payment Date (which for certainty shall not include the Maturity Date), in lieu of cash payment, all interest and fees due and payable hereunder on such Payment Date may be capitalized and added to the Principal Obligations on such Payment Date (the period ending on such Payment Date, a “PIK Period”) and thereafter be treated as Principal Obligations (any such amount, “PIK Interest”). The Administrative Agent shall deliver to the Lenders prompt written notice following receipt by the Administrative Agent of the Borrower’s written election of a PIK Period. The portion of Principal Obligations that constitutes PIK Interest shall accrue interest at the Applicable Margin that is applicable to PIK Interest. Accrued and unpaid PIK Interest shall be due and payable in arrears on the Maturity Date and in accordance with Section 3.04(e) below. PIK Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.04        Mandatory Repayments of Obligations.

(a)            Cash Sweep. If any Compliance Certificate or LTV Certificate delivered hereunder reflects that the LTV Ratio is not less than or equal to the Maintenance LTV Ratio, the Borrower shall, within forty-five (45) days after the due date for delivery of such Compliance Certificate or the date of delivery of such LTV Certificate, (i) cause each Subsidiary that directly or indirectly owns any Investment to promptly, directly or indirectly, pay or distribute the Borrower’s ratable share (measured based on percentage of beneficial ownership) of any Investment Distributions to the Borrower and (ii) repay the Loans by an amount equal to the lesser of (x) an amount equal to 50% of Investment Distributions received by the Borrower, and (y) such amount as is required to reduce the LTV Ratio such that the LTV Ratio shall be less than or equal to the Maintenance LTV Ratio. Such prepayments shall continue monthly until the LTV Ratio is equal to or less than the Maintenance LTV Ratio.

(b)           Maximum LTV Ratio Breach Cure Plan. If any Compliance Certificate delivered hereunder reflects that the LTV Ratio is greater than the Maximum LTV Ratio (a “Maximum LTV Ratio Breach”), then the Borrower agrees without further demand that it shall:

(i)            within five (5) Business Days after delivery of such Compliance Certificate, indicate whether it will cure such breach (a “Maximum LTV Ratio Breach Cure”) by prepaying the Loans, on a pro rata basis, by such amount as is required so that the LTV Ratio is less than or equal to the Maintenance LTV Ratio (the “Required LTV Prepayment”) or whether it will submit to the Lead Arranger a plan (a “Maximum LTV Ratio Breach Cure Plan”). To the extent that the Borrower has elected to make a Required LTV Prepayment, such payment must be made within forty-five (45) days of the Borrower indicating it will make such a Required LTV Prepayment; and

(ii)           to the extent the Borrower has provided notice that it will pursue a Maximum LTV Ratio Breach Cure Plan, the Borrower shall (A) within ten (10) Business Days after the date of such notice, submit a Maximum LTV Ratio Breach Cure Plan to the Lead Arranger which is likely (as determined by the Lead Arranger and the Required Lenders in their reasonable discretion) to result in a Maximum LTV Ratio Breach Cure prior to the date that is one hundred eighty (180) days following the commencement of the Maximum LTV Ratio Breach Cure Plan (or such later date acceptable to the Lead Arranger) (such date, the “Cure Date”), (B) provide such documents and other supporting evidence as the Administrative Agent shall reasonably require to evidence that the Borrower is implementing the Maximum LTV Ratio Breach Cure Plan, (C) within five (5) Business Days after the last day of each calendar month, beginning with the calendar month in which the Maximum LTV Ratio Breach occurred and continuing until (but excluding) the calendar month in which the Maximum LTV Ratio Breach Cure occurs, (I) cause each Subsidiary that directly or indirectly owns any Investment to promptly, directly or indirectly, pay or distribute the Borrower’s ratable share (measured based on percentage of beneficial ownership) of any Investment Distributions to the Borrower and (II) apply all cash and Cash Equivalents held in the Collateral Accounts and 100% of Investment Distribution proceeds received by the Borrower during such calendar month to prepay the Loans, (D) cause a Maximum LTV Ratio Breach Cure to occur no later than the Cure Date and (E) provide written notice to the Administrative Agent no later than the Cure Date confirming its compliance with this Section 3.04(b)(ii). The Lead Arranger agrees to use commercially reasonable efforts to notify the Borrower of the Required Lenders’ acceptance or rejection of any proposed Maximum LTV Ratio Breach Cure Plan within five (5) Business Days of receipt thereof.

(iii)          Notwithstanding the foregoing: (A) the Borrower may elect clause (ii) above no more than once in any period of twelve (12) consecutive months and no more than five (5) times during the term of this Credit Agreement; (B) the Borrower may submit only one Maximum LTV Ratio Breach Cure Plan in respect of any Maximum LTV Ratio Breach, and no Maximum LTV Ratio Breach Cure Plan may be amended, extended or replaced without the consent of the Required Lenders in their reasonable discretion; (C) from the date a Maximum LTV Ratio Breach occurs until such Maximum LTV Ratio Breach Cure has occurred, (x) no Loans shall be required to be made and (y) the Borrower shall make no distributions (other than Tax Distributions) without the prior written consent of the Required Lenders (each acting in their sole discretion).

(iv)          In the event that (i) the Required Lenders do not approve a Maximum LTV Ratio Breach Cure Plan, or (ii) the Lead Arranger determines that either (x) the Borrower is not implementing such Maximum LTV Ratio Breach Cure Plan in accordance with its terms or (y) such Maximum LTV Ratio Breach Cure Plan is no longer likely to result in a Maximum LTV Ratio Breach Cure as originally projected, the Borrower shall, within two (2) Business Days following notice from the Lead Arranger thereof, prepay the Loans such that the LTV Ratio is equal to or less than the Maintenance LTV Ratio.

(c)            Change of Control Event; Material Borrower Amendment. The Borrower shall prepay the Loans in full, and all Commitments shall be terminated within ten (10) Business Days of (i) the occurrence of any Change of Control Event or (ii) the adoption of any Material Borrower Amendment that has not been consented to by the Required Lenders.

(d)           PIK Interest Payments. If PIK Interest is outstanding on the date that is twenty-four (24) months after the Closing Date, then the Borrower shall pay without further demand the amount of PIK Interest outstanding on such date and the Borrower shall make such a payment without further demand on each twenty-four (24) month anniversary of such date thereafter to the extent there is PIK Interest outstanding on such date.

(e)            Payments in Same Day Funds. All payments made by the Borrower pursuant to this Section 3.04 shall be paid to the Administrative Agent, for the benefit of the Lenders, in Same Day Funds.

(f)            Amounts Repaid May be Re-Borrowed. Subject to the conditions set forth in Section 6.02, amounts repaid pursuant to this Section 3.04 (other than the foregoing clauses (c) and (d) unless otherwise agreed by the Required Lenders) may be re-borrowed hereunder.

3.05        Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent from the Borrower, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by the Administrative Agent not later than: 11:00 a.m. one (1) Business Day prior to any date of prepayment; and (b) any prepayment shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the failure to make any such prepayment shall not be a Potential Default or an Event of Default. Each prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share. With respect to any prepayment of Term SOFR Loans, the Borrower shall compensate each Lender, within ten (10) Business Days after written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Term SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain if such prepayment occurs on a date other than a Payment Date.

3.06        Reduction or Early Termination of Commitments. So long as no Request for Borrowing is outstanding, the Borrower may terminate or permanently reduce the Maximum Commitment, in whole or in part, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction at least three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrower in such notice) and such termination or reduction shall be effective: (a) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.05; or (b) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligation exceeds the reduced Maximum Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.05. Notwithstanding the foregoing: (i) any partial reduction of the Maximum Commitment shall be in an amount equal to or greater than $5,000,000; and (ii) in no event shall a reduction by the Borrower reduce the Maximum Commitment to $10,000,000 or less (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall be permanent and shall reduce the Commitments of the Lenders on a pro rata basis.

3.07        Payments of Obligations.

(a)            Payments Generally. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off by the Borrower. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Funds received by the Administrative Agent after 2:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. Each Lender shall be entitled to receive its Pro Rata Share (or other applicable share as provided herein) of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments made on the Obligations shall be credited in the manner specified by the Borrower with the consent of the Administrative Agent or, if the Borrower has not so specified or the Administrative Agent has not consented to such specification, then, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against the amount of PIK Interest accrued and unpaid as of the date of such payment; (d) fourth, against all other principal due and owing on the Obligations as of the date of such payment; and (e) fifth, to all other amounts constituting any portion of the Obligations.

(b)           Payments by Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice from the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

3.08        Lending Office. Each Lender may: (a)  designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any Alternate Base Rate Loan; (b) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Term SOFR Loan; and (c) change its Lending Office from time to time by notice to the Administrative Agent and the Borrower. In such event, such Lender shall continue to hold the Note, if any, evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.05, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Type of Loan selected from time to time by the Borrower.

4.            CHANGE IN CIRCUMSTANCES.

4.01        Taxes.

(a)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes except as required by applicable Law. If applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to deduct or withhold such Taxes and shall timely remit to the appropriate Governmental Authority such Taxes in accordance with, and within the time limits prescribed by, applicable Law, provided that if such Taxes are Indemnified Taxes, then the sum payable to the applicable Recipient shall be increased as necessary so that after making such deductions and withholdings (including such deductions and withholdings applicable to additional amounts payable under this Section 4.01) such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)           Payment of Other Taxes by Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by Borrower. The Borrower shall indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Taxes which the Borrower is required to pay to a Governmental Authority in accordance with this Section 4.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of the Lenders; Tax Forms.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Lender becomes a Lender under this Credit Agreement or acquired an interest therein and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses 4.01(e)(ii)(A), 4.01(e)(ii)(B) and 4.01(e)(ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing:

(A)          Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)           Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            duly completed copies of Internal Revenue Service Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (i) a certificate to the effect that such Foreign Lender is not: (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, or a certificate otherwise in form and substance acceptable to the Borrower; and (ii) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a certificate described in clause (3)(i) above, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate described in clause (3)(i) above on behalf of each such direct and indirect partner;

(C)           Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause 4.01(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.01 (including the payments of additional amounts pursuant to this Section 4.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the indemnifying party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.13(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (g).

(h)            Survival. Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.02        Illegality.

(a)            If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans or to convert Alternate Base Rate Loans to Term SOFR Loans, as applicable, or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Term SOFR, to make Alternate Base Rate Loans as to which the interest rate is determined with reference to Term SOFR, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Term SOFR Loans or Alternate Base Rate Loans as to which the interest rate is determined with reference to Term SOFR, that Lender shall remain committed to make Alternate Base Rate Loans as to which the rate of interest is not determined with reference to the applicable Term SOFR and shall be entitled to recover interest at the Alternate Base Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)            If (A) it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Credit Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for such Lender to do so or (B) the Borrower is or becomes a Sanctioned Person:

(i)            that Lender shall (or, in the case of (B) above, any Lender may) promptly notify the Administrative Agent upon becoming aware of that event;

(ii)           upon the Administrative Agent notifying the Borrower (or, in the case of (B) above, if the relevant Lender so specifies in its notice or any subsequent notice), the Commitment of that Lender will be immediately cancelled; and

(iii)          the Borrower shall (in the case of (B) above, if the relevant Lender so specifies in its notice or any subsequent notice) repay that Lender’s participation in the Loans made to it on the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

4.03        Inability to Determine Rates; Market Disruption.

(a)            Unless and until a Benchmark Replacement is implemented in accordance with Section 4.03(b), if (i) the Lead Arranger determines in its reasonable discretion (which determination shall be conclusive and binding absent manifest error) that either one-month Term SOFR or three-month Term SOFR cannot be determined pursuant to the definition thereof or (ii) the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion thereof that either one-month Term SOFR with respect to a proposed Alternate Base Rate Loan, or one or three-month Term SOFR (as applicable) with respect to a Term SOFR Loan, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Lead Arranger will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Alternate Base Rate Loans as to which the interest rate is determined with reference to Term SOFR shall be suspended until the Lead Arranger (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of any such notice (A) in respect of Alternate Base Rate Loans as to which the interest rate is determined with reference to Term SOFR, (1) the Borrower may revoke any pending request for a Borrowing of or conversion to Alternate Base Rate Loans and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans as to which the interest rate is determined without reference to clause (b) of the definition of “Alternate Base Rate” in the amount specified in such request and (2) any outstanding Alternate Base Rate Loans will be deemed to have been converted into Alternate Base Rate Loans as to which the interest rate is determined without reference to clause (b) of the definition of “Alternate Base Rate” at the end of the then-current calendar quarter, and (B) in respect of Term SOFR Loans, (1) the Borrower may revoke any pending request for a Borrowing of or conversion to Term SOFR Loans or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans in the amount specified therein and (2) any outstanding Term SOFR Loans will be deemed to have been converted into Alternate Base Rate Loans at the end of the then-current calendar quarter.

(b)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Lead Arranger and the Borrower shall work in good faith to amend this Credit Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Lead Arranger has posted such proposed amendment to all Lenders and the Borrower so long as the Lead Arranger has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.03(b) will occur prior to the applicable Benchmark Transition Start Date unless the Borrower and the Lenders otherwise agree.

(c)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lead Arranger will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(d)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lead Arranger or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.03.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) if such notice relates to Term SOFR, (A) the Borrower may revoke any pending request for a Borrowing of or conversion to Term SOFR Loans to be made or converted during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted to Alternate Base Rate Loans at the end of the then-current calendar quarter and (ii) if such notice relates to one-month Term SOFR as it relates to Alternate Base Rate Loans, (A) the Borrower may revoke any pending request for a Borrowing of or conversion to Alternate Base Rate Loans to be made or converted during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans as to which the interest rate is determined without reference to clause (b) of the definition of “Alternate Base Rate” in the amount specified in such request and (2) any outstanding Alternate Base Rate Loans will be deemed to have been converted into Alternate Base Rate Loans as to which the interest rate is determined without reference to clause (b) of the definition of “Alternate Base Rate” at the end of the then-current calendar quarter. During any Benchmark Unavailability Period or at any time that a tenor for a then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon such Benchmark or such tenor for such Benchmark, as applicable (if any), will not be used in any determination of Alternate Base Rate.

4.04        Increased Costs Generally.

(a)            Change in Law. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement);

(ii)           subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income or capital (however denominated) or that are franchise Taxes or branch profits Taxes) with respect to this Credit Agreement, its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liability or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 4.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.05        Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or the Borrower is or would be required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 4.04 or if the Borrower is or would be required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with paragraph (a) of this Section, the Borrower may replace such Lender in accordance with Section 12.15.

(c)            Survival. The Borrower’s obligations under this Section 4 shall survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

5.            SECURITY.

5.01         Liens and Security Interest. To secure performance by the Borrower of the payment and performance of the Obligations, the Borrower shall: (a) execute and deliver the Security Agreement pursuant to which they shall grant to the Collateral Agent, for the benefit of each of the Secured Parties, exclusive, perfected, first priority security interests and liens in and to all property and assets of the Borrower, including the Borrower’s interests in Borrower Aggregator, all Collateral Accounts and all funds from time to time on deposit or credited to such Collateral Accounts, in each case, subject to Permitted Liens (the collateral described in this clause (a) of this Section 5.01 being, collectively, the “Collateral”); and (b) solely to the extent any Collateral Account is held at an Account Bank that is not the Collateral Agent, within forty-five (45) days after the Closing Date (or such longer period agreed to by the Collateral Agent, acting reasonably), provide the Collateral Agent with electronic viewing access with respect to its Collateral Accounts to permit the Collateral Agent to: (i) electronically monitor deposits and withdrawal activities of such Collateral Accounts and (ii) obtain such necessary information with respect to such Collateral Accounts as the Collateral Agent may request from time to time in connection with the monitoring of the Collateral Accounts and the Investment Distributions.

5.02         Collateral Accounts.

(a)            Deposits to Collateral Accounts. The Borrower shall deposit (or cause to be deposited) all Investment Distributions received by the Borrower into a Collateral Account. To the extent any Investment Distributions payable to the Borrower consists of non-cash consideration, the Borrower shall cause such non-cash consideration to be pledged to the Collateral Agent as Collateral pursuant to the Security Agreement and shall ensure that the cash proceeds of any redemption, sale, lease, transfer, or other disposal or liquidation of all or part of any such non-cash consideration shall be paid or credited directly into a Collateral Account. Cash on deposit in a Collateral Account may be invested by the Borrower in Cash Equivalents and other investments permitted by the Administrative Agent.

(b)            Withdrawals from Collateral Accounts.

(i)            The Borrower may, without the consent of any Lender or the Administrative Agent, withdraw funds from the Collateral Accounts at any time and from time to time, provided that no Cash Control Event has occurred and is continuing as of such date; provided however that, notwithstanding the occurrence of a Cash Control Event, the Borrower may make a withdrawal or transfer of funds from any Collateral Account for the purpose of (A) making Tax Distributions, (B) paying all fees, expenses and other amounts owing by the Borrower, including the Management Fee and all ordinary course Fund Expenses in an amount up to seventy basis points (0.70%) of the net asset value of the Borrower per annum (which limit does not apply to the Management Fee which is payable in accordance with its terms), (C) paying the Obligations, and (D) directly or indirectly paying Asset Obligations.

(ii)            If an Event of Default has occurred and is continuing, the Collateral Agent (acting at the direction of the Required Lenders) may deliver to the applicable Account Bank a notice of exclusive control or other equivalent notice (a “Notice of Exclusive Control”). The Collateral Agent shall not deliver (and the Lenders shall not direct the Collateral Agent to deliver) a Notice of Exclusive Control unless an Event of Default has occurred and is continuing. If the Event of Default giving rise to the delivery of any Notice of Exclusive Control is cured, the Collateral Agent shall rescind any Notice of Exclusive Control.

(c)            Changes to Collateral Accounts.

(i)            The Borrower shall not terminate any Collateral Account unless the Borrower has at least one other Collateral Account that is subject to the Security Agreement and a Control Agreement. The Borrower will irrevocably authorize and direct Borrower Aggregator pursuant to the Consent Agreement to deposit Investment Distributions payable to the Borrower directly into a Collateral Account.

(ii)            If an Account Bank provides notice of termination of a Control Agreement with respect to any Collateral Account held at such Account Bank, the Borrower will, if the Borrower does not have another Collateral Account that is subject to the Security Agreement and a Control Agreement, within thirty (30) days (or such longer time as the Collateral Agent may agree in its reasonable discretion) following notice from the Collateral Agent (the “Account Replacement Grace Period”) (A) open a replacement Collateral Account that is subject to a Control Agreement at a replacement Account Bank and (B) make such replacement Collateral Account subject to the Security Agreement. The Borrower shall be permitted to receive Investment Distributions into the existing Collateral Account during the Account Replacement Grace Period, provided, that if the original Account Bank becomes insolvent or loses its banking license (or equivalent), the Borrower may not receive any Investment Distributions until such replacement Collateral Account is made subject to the Security Agreement and to a Control Agreement.

6.            CONDITIONS PRECEDENT TO BORROWINGS.

6.01        Conditions to Initial Borrowing. The obligation of each Lender to advance the initial Borrowing hereunder is subject to the conditions precedent that each Lender shall have received, on or before the Closing Date, the following:

(a)            Credit Agreement. This Credit Agreement, duly executed and delivered by the Borrower;

(b)            Notes. Notes made payable to each Lender that has requested a Note, duly executed and delivered by the Borrower;

(c)            Security Agreement. The Security Agreement, duly executed and delivered by the Borrower;

(d)            Subordination Agreement. A subordination agreement in substantially the form appended hereto as Exhibit D with respect to the Subordinated Credit Agreement, duly executed by the lender thereunder;

(e)            Consent Agreement. The Consent Agreement, duly executed and delivered by Borrower, Borrower Aggregator and Borrower Aggregator GP;

(f)             Control Agreements. Control Agreements in respect of each Collateral Account existing as of the Closing Date;

(g)            Financing Statements.

(i)            searches of UCC and PPSA filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect the Collateral Agent’s security interests in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii)           duly authorized UCC and PPSA financing statements, as applicable, and any amendments thereto, for each appropriate jurisdiction as is necessary, in the Collateral Agent’s sole discretion, to perfect the Collateral Agent’s security interests in the Collateral;

(h)            Resolutions. A copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Borrower, authorizing, as applicable: (i) the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower is a party; (ii) the transactions contemplated under such Loan Documents; and (iii) the granting of the Liens created pursuant to the Collateral Documents, each certified by a Responsible Officer of the Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect;

(i)             Evidence of Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents;

(j)             Constituent Documents. Such evidence as the Administrative Agent may reasonably require to verify that each of the Borrower and the Borrower Aggregator is duly formed, validly existing and in good standing in each applicable jurisdiction, including true, correct and complete copies of the Borrower’s and the Borrower Aggregator’s Constituent Documents, certified by a Responsible Officer of the Borrower or the Borrower Aggregator (as applicable), and a certificate of good standing of the Borrower and the Borrower Aggregator in any relevant jurisdiction;

(k)            Responsible Officer Certificate. A certificate from a Responsible Officer of the Borrower stating that: (i) all of the representations and warranties contained in Section 7 and the other Loan Documents made by the Borrower are true and correct in all material respects as of such date (without duplication of the qualification effected by the phrase “in all material respects” or “in any material respect” or similar phrases in respect of such representations and warranties); (ii) no event has occurred and is continuing, or would result from the Borrowing, which constitutes an Event of Default or a Potential Default; (iii) there have been no changes in the financial condition of the Borrower, or in the facts and information regarding the Borrower represented to the Administrative Agent to date, which, in each case or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; (iv) there is no pending or threatened action, suit, investigation or proceeding, in each case, in any court or before any arbitrator or Governmental Authority that purports to materially and adversely affect the financial condition of the Borrower, or any material transaction contemplated hereby or that would have a Material Adverse Effect on the financial condition of the Borrower, or any material transaction contemplated hereby or on the ability of the Borrower to perform its material obligations under any of the Loan Documents; and (v) Borrower and its Subsidiaries are all in compliance with their existing financial obligations;

(l)             Opinion of Counsel. Favorable opinions of special counsel to the Borrower covering such matters relating to the transactions contemplated hereby as reasonably requested by the Administrative Agent, and in a form reasonably acceptable to the Administrative Agent;

(m)           Beneficial Ownership Certificate. Delivery by the Borrower, to the extent it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to each Lender that so requests, a Beneficial Ownership Certification;

(n)            Fees; Costs and Expenses. The Administrative Agent and the Lenders shall have received all fees payable pursuant to the Fee Letters and the Administrative Agent and the Lenders shall have received all other amounts due and payable by the Borrower hereunder as at the Closing Date, including the reimbursement or payment of all reasonable fees and disbursements of the Administrative Agent’s (i) special counsel, Sidley Austin LLP; and (ii) Canadian counsel, McCarthy Tétrault LLP, in either case, to the extent invoiced; and

(o)            KYC Information. Any information reasonably required by the Administrative Agent or any Lender for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

6.02         All Loans. The obligation of the Lenders to advance each Loan hereunder is subject to the conditions precedent that:

(a)            Representations and Warranties. The representations and warranties of the Borrower contained in Section 7 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of the qualification effected by the phrase “in all material respects” or “in any material respect” or similar phrases in respect of such representations and warranties) on and as of the date of any such Borrowing, except: (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of the qualification effected by the phrase “in all material respects” or “in any material respect” or similar phrases in respect of such representations and warranties) as of such earlier date; and (ii) that for purposes of this Section 6.02(a), the representations and warranties contained in Section 7.04 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.01(a) or Section 8.01(b);

(b)            No Default. No Event of Default or Potential Default exists at such date;

(c)            LTV Ratio. After giving effect to such Loan, the LTV Ratio shall be less than or equal to the Maintenance LTV Ratio;

(d)            Change of Control Event. No Change of Control Event shall have occurred;

(e)            Minimum Portfolio Requirement. The Minimum Portfolio Requirement shall be satisfied; and

(f)             Loan Notice. The Administrative Agent shall have received a Loan Notice.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.01 and 6.02 have been satisfied on and as of the date of the applicable Loan.

7.            REPRESENTATIONS AND WARRANTIES. To induce the Lenders to make the Loans hereunder, the Borrower represents and warrants to the Administrative Agent and the Lenders:

7.01        Organization and Good Standing. The Borrower (a) is duly organized or formed (as applicable), validly existing or registered (as applicable) and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to enter into, and perform its obligations under, the Loan Documents to which it is a party, and consummate the Transactions, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified, individually or in the aggregate, would not, and would not reasonably be expected to, result in a Material Adverse Effect. To the actual knowledge of the Borrower, each of its Subsidiaries is incorporated or duly organized or formed (as applicable) and validly existing or registered (as applicable) under the laws of the jurisdiction of its organization.

7.02         Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by the Borrower. Each document included in the Loan Documents to which the Borrower is a party has been duly executed and delivered by or on behalf of the Borrower, and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7.03         Government Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Law applicable to the Borrower, (c) will not contravene the Constituent Documents of the Borrower, and (d) will not result in the creation or imposition of any Lien on the Collateral owned by the Borrower, except Liens created pursuant to the Loan Documents, except to the extent that any such violation referred to in clause (a) or (b) would not, and would not reasonably be expected to, have a Material Adverse Effect.

7.04        Financial Condition and Indebtedness. All financial statements with respect to the Borrower delivered to the Lenders are true and correct and fairly present, in each case, in all material respects, the financial condition of the Borrower as of the dates stated therein. The Borrower has no Indebtedness other than Permitted Indebtedness. Schedule 3 sets forth (a) the principal outstanding amount of all Permitted Subordinated Indebtedness and (b) the name(s) of each creditor in respect thereof, in each case, as of the Closing Date.

7.05        Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of the Borrower, threatened in writing against, the Borrower (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, or would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect or (b) that involve the Loan Documents or the Transactions.

7.06        Compliance with Laws; Use of Proceeds.

(a)            The Borrower is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect.

(b)            The Borrower shall use the proceeds of the Loans as provided in Section 2.08.

7.07        Investment Company Status. The Borrower is not, and after giving effect to the contemplated Transactions will not be required to be registered as an “investment company” under the Investment Company Act of 1940.

7.08        Margin Stock. The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in each case, in a manner that results in the Borrower or Lender violating Regulation U.

7.09        Taxes. The Borrower has timely filed (taking into account applicable extensions) all material Tax returns in compliance with applicable Law which are required to be filed in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties, income or assets which are due and payable (other than any amount (a) the validity of which is currently being contested in good faith, (b) with respect to which adequate reserves are being maintained, (c) as to which no Collateral would become subject to forfeiture or loss as a result of such contest and (d) would not, and would not reasonably be expected to result in, a Material Adverse Effect). There is no proposed material Tax assessment asserted in writing against the Borrower.

7.10        Disclosure. There is no material fact known to the Borrower that, individually or in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect. All information provided by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation, execution and delivery of this Credit Agreement and the other Loan Documents or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

7.11        Solvency. (i) The fair market value of the Borrower’s assets exceeds the total amount of Borrower’s liabilities (including contingent liabilities), (ii) the Borrower has capital and assets sufficient to carry on its business, (iii) the Borrower is not engaged or about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) the Borrower does not intend to incur nor believes that it will incur debts beyond its ability to pay as they become due. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The Borrower (x) will not be rendered insolvent by the consummation of the Transactions, (y) is not unable to pay its debts as they become absolute and matured and (z) has not admitted in writing its inability to pay its debts, has suspended or announced in writing the suspension of the making of payments of its debts or has commenced negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness.

7.12        Relevant Jurisdictions. Schedule 5 sets forth the following in respect of the Borrower: (a) the Borrower’s full legal name and any prior names used in the last five (5) years; (b) the jurisdiction of organization of the Borrower and (c) the principal office, chief executive office and principal place of business of the Borrower.

7.13        Ownership of Collateral

(a)            The Borrower owns the Collateral that it is pledging or otherwise granting security over pursuant to the Security Agreement free and clear of Liens other than Permitted Liens. The Borrower has not made or consented to, and has no actual knowledge of, any registrations, filings or recordings in any jurisdiction evidencing a security interest in any Collateral including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 or PPSA financing statements, other than with respect to Permitted Liens.

(b)            As of the date hereof, the organizational chart of the Borrower and each Subsidiary attached hereto as Schedule 1 is true and correct in all material respects.

7.14        Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. The Borrower and its officers, directors, managers, partners, or employees, as applicable, and, to the actual knowledge of the Borrower, its agents and representatives acting on its behalf are, and for the five (5) years preceding the date hereof have been, in compliance with applicable Anti-Corruption Laws and applicable Anti-Money Laundering Laws and Sanctions. The Borrower is not currently engaged in any transaction or business, directly or, to its knowledge, indirectly, with, in, or involving any Sanctioned Person or Sanctioned Country. The Borrower is not, nor to the actual knowledge of the Borrower are any of the officers, directors, managers, partners, employees or agents of the Borrower, a Sanctioned Person. The Borrower has maintained and enforced policies and procedures designed to ensure compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by the Borrower and its directors, managers, partners, as applicable, officers, employees and their agents or representatives (acting in their capacity as such).

7.15        Recourse. Subject to Section 12.05, the Loans constitute direct, general, unconditional and unsubordinated Indebtedness of the Borrower. The Loans contemplated hereunder are entered into by the Borrower in good faith and at arm’s length and are bona fide loans.

7.16        Employee Matters. The Borrower (a) does not have any employees, (b) has not maintained, sponsored or contributed to any Employee Benefit Plan, (c) does not have any actual or potential liabilities with respect to any Pension Plan, including on account of any of its ERISA Affiliates, which would reasonably be expected to have a Material Adverse Effect, and (d) does not sponsor, maintain, participate in, contribute to, has established or has otherwise incurred liability under any Canadian Pension Plan.

7.17        No Plan Assets/Similar Law. The assets of the Borrower do not constitute Plan Assets, and the Borrower is not subject to any Similar Law.

7.18        Conduct of Business. The Borrower has not engaged in any business other than the direct and/or indirect acquisition, ownership, financing, servicing, administration, management, enforcement and disposition of Investments, and activities ancillary or incidental thereto, and such other activities as are permitted by its Constituent Documents.

8.            AFFIRMATIVE COVENANTS. So long as the Lenders have any commitment to lend hereunder, and until payment in full of the Notes and the performance in full of the Obligations (other than unasserted contingent obligations) under this Credit Agreement and the other Loan Documents, the Borrower agrees that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

8.01        Financial Statements, Reports and Notices. The Borrower shall deliver to the Administrative Agent the following:

(a)            within sixty (60) days after the end of each of the first three fiscal quarters of the Borrower of each year, unaudited quarterly financial statements of the Borrower, including a balance sheet and statement of income for the Borrower;

(b)           within ninety (90) days after the end of each fiscal year of the Borrower, audited annual financial statements of the Borrower, including an annual balance sheet and statement of income for the Borrower;

(c)            together with the financial statements delivered pursuant to Section 8.01(a) and Section 8.01(b), a duly executed and completed Compliance Certificate (A) certifying that no Event of Default or, to its knowledge, Potential Default exists; (B) setting out the Eligible Investments, the Adjusted Net Asset Value and the LTV Ratio (including reasonable detail with respect to the calculation thereof) determined as of the last day of the applicable fiscal quarter or fiscal year (as applicable); (C) setting out the outstanding principal amount of any Permitted Subordinated Indebtedness; (D) at any time the Permitted Guaranty Obligations exceed 5% of the Adjusted Net Asset Value, setting out the maximum principal amount of such Permitted Guaranty Obligations; (E) indicating the outstanding redemption requests and completed redemption requests received since delivery of the last Compliance Certificate; (F) certifying that, to its knowledge, no Eligible Investment is the subject of a Material Asset Event (or the nature of the occurrence of any Material Asset Event); (G) including copies of any amendments to the Constituent Documents of the Borrower or the Borrower Aggregator (to the extent not previously disclosed to the Administrative Agent); and (H)  certifying that there has been no change to the most recent organizational chart of the Borrower that was delivered to the Administrative Agent or providing an updated organization chart of the Borrower and each Subsidiary (substantially in the form attached hereto as Schedule 1) that is true and correct in all material respects;

(d)           within five (5) Business Days after obtaining actual knowledge that the LTV Ratio is greater than the Maximum LTV Ratio, a duly executed and completed LTV Certificate (A) certifying that no Event of Default or, to its knowledge, Potential Default exists; (B) setting out the Eligible Investments, the Adjusted Net Asset Value and the LTV Ratio (including reasonable detail with respect to the calculation thereof); (C) setting out the outstanding principal amount of any Permitted Subordinated Indebtedness; and (D) certifying that, to its knowledge, no Eligible Investment is the subject of a Material Asset Event (or the nature of the occurrence of any Material Asset Event);

(e)            (i) within twenty-five (25) Business Days after the end of each calendar month or such later date on which the monthly factsheet is delivered to investors, a copy of such monthly factsheet; (ii) within twenty-five (25) Business Days after the end of each calendar month, an updated borrowing base reporting spreadsheet prepared by the Borrower showing the most recent borrowing base and, in the case of the spreadsheet delivered in the first month of each fiscal quarter, redemption requests received during the prior fiscal quarter, in substantially the form delivered on the Closing Date or any other form reasonably acceptable to the Lead Arranger; and (iii) within two (2) Business Days after any meeting of the board of directors of the General Partner at which such board of directors has considered redemptions of Investor Units in excess of 5% of outstanding Investor Units, notice as to whether redemptions of Investor Units in excess of 5% of outstanding Investor Units have been approved or whether the Borrower has enforced the pre-planned structural limit to cap such redemptions at 5% of outstanding Investor Units for such period;

(f)            no less than once per year, promptly following distribution thereof, subject to the confidentiality restrictions applicable to the Borrower, copies of the reports that have been provided by the Borrower to its Unitholders in respect of the applicable quarter (to the extent not previously provided);

(g)           as promptly as reasonably practicable after, and in any event, within five (5) Business Days after obtaining actual knowledge thereof, notice of the occurrence of (i) any Potential Default or Event of Default that is continuing, (ii) any Change of Control Event, (iii) the commencement of any proceedings and investigations by or before any Governmental Authority and any actions and proceedings in any court or before any arbitrator against or involving the Borrower or any of its properties that, in each case, would reasonably be expected to have a Material Adverse Effect, and (iv) any actual or potential liabilities with respect to any Pension Plan that would reasonably be expected to have a Material Adverse Effect. Each notice delivered under this Section 8.01(g) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

(h)           within ten (10) Business Days after the Borrower obtaining actual knowledge that (x) the Adjusted Net Asset Value has decreased by more than fifteen percent (15%) of the Adjusted Net Asset Value reported in the later of (i) the most recent Compliance Certificate and (ii) the most recent LTV Certificate delivered pursuant to Section 8.01(d) or this Section 8.01(h), (y) a Material Asset Event has occurred with respect to any Eligible Investment, or (z) an Eligible Investment has been sold in accordance with the terms of this Credit Agreement, an LTV Certificate of the Borrower attaching its calculation of the LTV Ratio and disclosing if, to the Borrower’s knowledge, any of the following has occurred since the date of the last Compliance Certificate or LTV Certificate: (A) the execution of a share and/or asset purchase agreement (or its equivalent) by the Borrower or any Subsidiary in respect of any Eligible Investment or the listing of shares constituting or forming part of any Eligible Investment on an internationally recognized exchange or market, (B) any write downs or write-offs of any Eligible Investment by the Borrower, (C) the disposition of any Eligible Investment (in whole or in part) by the Borrower or any Subsidiary, (D) any Eligible Investment becoming the subject of a Material Asset Event, or (E) any capital contributions made by the Borrower or any Subsidiary, or the receipt by the Borrower or any Subsidiary of any distributions with respect to any Eligible Investment. To the extent any of the foregoing occurrences increases the Net Asset Value since the last Compliance Certificate was delivered, the Borrower may, but is not required to, deliver an LTV Certificate;

(i)            as promptly as reasonably practicable after receipt, and in any event, within five (5) Business Days after receipt by the Borrower, copies of (i) one Positive Assurance Valuation Report in each calendar quarter and (ii) any Annual Valuation Report; and

(j)            promptly, upon reasonable request from time to time, subject to any applicable non-affiliate confidentiality restrictions, (i) copies of the Investment Documents or amendments thereto with respect to any Investment not previously delivered to the Administrative Agent and (ii) copies of the Constituent Documents, subscription agreements and/or transfer agreements of any Subsidiary reflecting Borrower’s direct or indirect ownership interest therein.

8.02        Existence; Conduct of Business. The Borrower will at all times preserve, renew and keep in full force and effect (a) its registration and (b) the rights, qualifications, licenses, permits, franchises and governmental authorizations necessary to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent the failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

8.03        Payment of Obligations. The Borrower shall pay and discharge, as and when the same shall become due and payable, all Taxes and any other liabilities imposed upon it or upon its property; provided that no such Tax or liability is required to be paid or discharged if (a) it is being contested in good faith by appropriate proceedings, (b) adequate reserves have been provided for, (c) no Collateral would become subject to forfeiture or loss as a result of such contest and (d) not paying or discharging the same would not, and would not reasonably be expected to, result in a Material Adverse Effect.

8.04        Compliance with Laws. The Borrower shall comply with the requirements of (a) all applicable Laws, (b) all orders, writs, injunctions and decrees applicable to it or its property and (c) its Constituent Documents and the Valuation Policies, except where the failure to do so in each case would not, and would not reasonably be expected to, result in a Material Adverse Effect.

8.05        Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall comply with the requirements of all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower (or, in each case, its Affiliates) will maintain and enforce policies and procedures to ensure compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by the Borrower and its directors, managers or partners, as applicable, officers, and employees and agents or representatives.

8.06        Compliance with Constituent Documents. The Borrower shall (a) comply in all material respects with all of the terms and conditions of its Constituent Documents and (b) cause each of its Subsidiaries through which the Borrower, directly or indirectly, receives Investment Distributions to comply in all material respects with all of the terms and conditions of the Constituent Documents of such Subsidiary.

8.07        Further Assurances. Upon the request of the Collateral Agent, the Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Collateral Agent may reasonably determine necessary in order to ensure or evidence the security in the Collateral.

8.08        Books and Records. The Borrower shall keep proper books of record and account in which, in all material respects, full, true and correct entries are made of all dealings and transactions in relation to the Collateral.

8.09        Collateral Administration. The Borrower shall (a) ensure that all Investment Distributions that it receives be paid or credited directly into a Collateral Account except as may be otherwise permitted pursuant to any subordination agreement that is entered into by the Collateral Agent in respect of any Permitted Subordinated Indebtedness, and (b) to the extent that any such Investment Distributions consist of non-cash consideration, the Borrower shall cause such non-cash consideration to be pledged to the Collateral Agent on behalf of the Secured Parties as Collateral pursuant to Collateral Documents in form and substance reasonably satisfactory to the Lead Arranger.

8.10        Beneficial Ownership. The Borrower shall promptly notify the Administrative Agent of any changes to the information provided in the Beneficial Ownership Certification most recently delivered to the Administrative Agent and the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

9.            NEGATIVE COVENANTS. So long as the Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents, the Borrower agrees that, without the prior written consent of the Administrative Agent, based upon the approval of Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

9.01         Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

9.02         Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its assets, in each case, except for Permitted Liens.

9.03        Fundamental Changes; Sale of Assets. Except for sales completed in compliance with Section 9.14 and sales or other dispositions of Cash Equivalents maintained in a Collateral Account and withdrawals from the Collateral Accounts permitted to be made pursuant to Section 5.02, the Borrower shall not sell, transfer or otherwise dispose of any Collateral or merge, amalgamate, or consolidate with or into, or sell, transfer or otherwise dispose of all or substantially all of its property (including pursuant to a dissolution or termination) to, any Person unless, in the case of a merger, amalgamation or consolidation, the Borrower is the surviving entity.

9.04        Business Activities. The Borrower shall not, and shall not permit any Subsidiary that directly or indirectly owns an Investment to, engage in any business other than the direct and/or indirect acquisition, ownership, financing, servicing, administration, management, enforcement and disposition of Investments, and activities ancillary or incidental thereto, and such other activities as are permitted by its Constituent Documents.

9.05        Investment Company Status. The Borrower shall not be required to register as an “investment company” under the United States Investment Company Act of 1940.

9.06        Transfers to Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, sell or otherwise transfer any Investment, any Equity Interests in any Subsidiary that directly or indirectly owns an Investment or Investment Distributions, or any Collateral to any Affiliate of the Borrower or Brookfield unless (a) such sale is to a Subsidiary of the Borrower or (b) such sale is upon fair and reasonable terms that are no less favorable to the Borrower or the applicable Subsidiary of the Borrower than could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and any proceeds received by the Borrower in respect of such sale by the Borrower are deposited in a Collateral Account.

9.07        Sanctions and Anti-Corruption. The Borrower shall not request a Loan, and no part of the proceeds of any Loan will be used, (a) in violation of any Anti-Corruption Laws, (b) to fund, finance, or facilitate any transaction or business, directly or, to the actual knowledge of the Borrower, indirectly, with, in, or involving any Sanctioned Person or Sanctioned Country, or (c) in violation of any applicable Sanctions. No payment contemplated under this Credit Agreement shall include funds derived, directly or indirectly, from any Sanctioned Person or Sanctioned Country or activity prohibited under applicable Anti-Money Laundering Laws or Sanctions. The Borrower will not engage in any activity that would cause a violation of Anti-Money Laundering Laws or Sanctions by any party hereto or that could reasonably result in the Borrower becoming a Sanctioned Person.

9.08        Employee Matters. The Borrower shall not (a) establish, sponsor or maintain any Employee Benefit Plan, (b) contribute to or incur any obligation to contribute to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates or (c) sponsor, maintain, participate in, contribute to, establish, permit to exist or otherwise incur any liability under, any Canadian Pension Plan, in each case, except as would not reasonably be expected to have a Material Adverse Effect. The assets of the Borrower shall not constitute Plan Assets, and the Borrower will not be subject to any Similar Law.

9.09        Constituent Documents. The Borrower shall not enter into or permit any Material Borrower Amendment.

9.10        No Further Negative Pledges; Anti-Layering. The Borrower shall not, directly or indirectly:

(a)            enter into any agreement prohibiting the creation of any Lien in favor of the Collateral Agent against the Collateral, whether now owned or hereafter acquired, other than with respect to specific property to be sold pursuant to an executed agreement with respect to a sale permitted under Section 9.14;

(b)            incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money that is senior in any respect in right of payment to the Obligations hereby without limiting the ability of the Borrower to incur Permitted Indebtedness;

(c)            take any action that would permit the enforceability of the Loan Documents or the validity, effectiveness or priority of Liens granted thereunder to be impaired, subordinated, terminated or discharged; and

(d)            permit any Lien (other than Permitted Liens and the Liens under the Collateral Documents) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof.

9.11        Distributions. The Borrower shall not make or declare any distributions to its Unitholders using proceeds in the Collateral Accounts (other than Tax Distributions) unless no Cash Control Event has occurred and is continuing at the time of such distribution or would result therefrom.

9.12        Collateral Accounts. The Borrower shall not make any withdrawals from any Collateral Accounts during a Cash Control Event except to the extent permitted pursuant to Section 5.02(b).

9.13        Liquidity Covenants. The Borrower shall not permit:

(a)            the amount of redemptions of Investor Units for any trailing twelve-month period to exceed 35% of outstanding Units; or

(b)            Available Liquidity to be less than the sum of (i) Deferred Obligations due over the following twelve-month period and (ii) Net Redemption Amount.

9.14        Sales of Collateral and Investments. Subject to Section 9.06 (to the extent applicable), the Borrower shall not, and shall not permit any Subsidiary to, permit or effect (a) sales, transfers or other dispositions of Investments and ownership interests in any Subsidiary that directly or indirectly owns an Investment, or (b) sales or other dispositions of Cash Equivalents maintained in a Collateral Account (which are freely permitted provided that the proceeds thereof are deposited into the Collateral Account), unless (i) all Investment Distributions received by the Borrower in respect of such sales are deposited into a Collateral Account, (ii) if any Cash Control Event has occurred and is continuing at the time of such sale, the Borrower or the applicable Subsidiary has used commercially reasonable efforts to ensure that at least 50% of the consideration therefor is paid in cash or Cash Equivalents, and (iii) any such sale, transfer or other disposition is made for fair market value on terms no less favorable than what could have been obtained in an arm’s length transaction.

10.          EVENTS OF DEFAULT.

10.01      Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a)            the Borrower shall fail to pay when due: (i) any principal of the Obligations in the currency required hereunder; or (ii) any interest on the Obligations or any fee, expense, or other payment required hereunder, and such failure under this clause (ii) shall continue for five (5) Business Days after written notice of such failure is provided to the Borrower;

(b)            any representation or warranty made or deemed made by the Borrower under this Credit Agreement or any of the other Loan Documents, or in any certificate or statement furnished or made to the Lenders or any of them by the Borrower pursuant hereto or in connection herewith or with the Loans, shall prove to be untrue or inaccurate in any material respect (without duplication of the qualification effected by the phrase “in all material respects” or “in any material respect” or similar phrases in respect of such representations and warranties) as of the date on which such representation or warranty is made, deemed made or when furnished and, to the extent such breach can be cured, such breach of such representation or warranty shall not have been cured to the satisfaction of the Administrative Agent within ten (10) Business Days (or such longer period as the Required Lenders agree to, acting reasonably, provided that the Borrower is diligently proceeding to remedy such breach and such longer period does not exceed forty-five (45) days unless the Required Lenders otherwise agree in their sole discretion) after the earlier of (i) written notice thereof has been given by the Administrative Agent to the Borrower and (ii) the Borrower obtaining actual knowledge of such breach;

(c)            default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 3.04 or Section 9), or of the other covenants or agreements of the Borrower or the Borrower Aggregator contained in any other Loan Documents, and such default shall continue uncured to the satisfaction of the Administrative Agent for a period of ten (10) Business Days (or such longer period as the Required Lenders agree to, acting reasonably, provided that the Borrower is diligently proceeding to remedy such default and such longer period does not exceed forty-five (45) days unless the Required Lenders otherwise agree in their sole discretion) after the earlier of (i) written notice thereof has been given by the Administrative Agent to the Borrower and (ii) the Borrower obtaining actual knowledge of such default;

(d)            the Borrower shall default in its obligations to repay the Loans in the amounts specified in Section 3.04 and such default shall continue uncured to the satisfaction of the Administrative Agent for a period of five (5) Business Days after the earlier of (i) written notice thereof has been given by the Administrative Agent to the Borrower and (ii) the Borrower obtaining actual knowledge of such default;

(e)            default shall occur in the performance of the covenants and agreements of the Borrower contained in Section 9 (other than Section 9.13), and such default shall continue uncured to the satisfaction of the Administrative Agent for a period of five (5) Business Days after the earlier of (i) written notice thereof has been given by the Administrative Agent to the Borrower and (ii) the Borrower obtaining actual knowledge of such default, or such longer period as the Borrower reasonably requires that is approved by the Administrative Agent;

(f)            any of the Loan Documents shall: (i) cease, in whole or in material part, to be legal, valid, binding agreements enforceable against the Borrower in accordance with the terms thereof; (ii) in any way be terminated other than in accordance with their respective terms or become or be declared ineffective or inoperative; or (iii) in any way whatsoever cease to give or provide the respective exclusive, perfected, first priority Liens intended to be created thereby, and the same is not remedied within five (5) Business Days after the earlier of (x) written notice thereof has been given by the Administrative Agent to the Borrower and (y) the Borrower obtaining actual knowledge of such default, or such longer period as the Borrower reasonably requires that is approved by the Administrative Agent;

(g)            any monetary or non-monetary default of recourse Indebtedness or recourse Guaranty Obligations of the Borrower in an amount greater than 5% of the aggregate net asset value of the Borrower, and the effect thereof is to cause the creditor of such indebtedness to accelerate or demand the payment of such indebtedness and such payment is not made in full within five (5) Business Days after such acceleration or demand;

(h)            the Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, monitor, intervenor, liquidator or provisional liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or winding up, dissolution or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer, or commence negotiations with a view to, seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition, case or action filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing;

(i)             the commencement of any case, action, or proceeding under any Debtor Relief Laws relating to the Borrower or all or substantially all of its property is instituted without the consent of the Borrower and continues undismissed or unstayed for a period of sixty (60) days; or a final order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization, winding up or liquidation of the Borrower or appointing a receiver, custodian, monitor, trustee, intervenor, liquidator, provisional liquidator, administrator or similar entity of the Borrower, or of all or substantially all of its assets;

(j)             any final judgment(s) for the payment of money in excess of the lesser of $5,000,000 and 5% of the aggregate net asset value of the Borrower in the aggregate shall be rendered against the Borrower and such judgment or judgments remain unsatisfied or unstayed for a period of thirty (30) days or such longer period during which execution of such judgment continues to be stayed;

(k)            (i) the assets of the Borrower constitute Plan Assets or the Borrower becomes subject to Similar Law which would be violated as a result of the actions that could be taken under the Loan Documents or (ii) except as would not reasonably be expected to have a Material Adverse Effect, the Borrower shall (A) establish, sponsor or maintain any Plan or (B) contribute to, incur any obligation to contribute to, or incur any liability with respect, to any Pension Plan, including on account of any ERISA Affiliate;

(l)             an insolvency event of the type described in Section (h) or Section (i) has occurred in respect of (i) the Borrower Aggregator or (ii) any other Subsidiary of the Borrower which, in the case of this clause (ii), has resulted in a Material Adverse Effect;

(m)            the Borrower is required to register as an “investment company” under the Investment Company Act of 1940;

(n)            a Maximum LTV Ratio Breach shall have occurred and shall not have been cured in accordance with Section 3.04(b) within the time periods set forth therein; provided that such default shall not be deemed to be cured unless the LTV Ratio is less than or equal to the Maintenance LTV Ratio;

(o)            the security interest created pursuant to the Security Agreement shall at any time fail to constitute a valid and perfected first priority (subject to Permitted Liens) security interest of the Collateral Agent on any portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, or the Borrower shall so assert, provided that any failure of any security interest to be perfected shall not constitute an Event of Default unless the same is not remedied within a reasonable period of time not to exceed five (5) Business Days after the Borrower has actual knowledge of same in circumstances where the priority of the Collateral Agent’s security interest is restored; or

(p)            the occurrence of a Material Portfolio Event that is not remedied within ten (10) Business Days after the earlier of (x) written notice thereof being given by the Administrative Agent to the Borrower and (y) the Borrower obtaining actual knowledge thereof, or such longer period as requested by the Borrower and approved by the Administrative Agent acting at the direction of the Required Lenders in their sole discretion.

10.02      Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, unless such Event of Default is waived by the Required Lenders, then the Administrative Agent shall at the direction of the Required Lenders: (a) suspend the Commitments of the Lenders until such Event of Default is cured; (b) reduce the Commitments of the Lenders to an amount equal to the then outstanding Principal Obligation until such Event of Default is cured; (c) terminate the Commitments of the Lenders; (d) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which the Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (e) exercise any irrevocable power of attorney granted to the Administrative Agent by the Borrower under any Loan Documents, in such manner as the Administrative Agent shall deem necessary or advisable to protect its security interests in the Collateral and/or obtain repayment of the Obligations; (f) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; (g) take or bring in the Borrower’s or the Lenders’ name all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of Collateral; (h) take such actions with respect to the Collateral as are necessary in order to pay the Obligations, and to perform the Constituent Documents to the extent required to effect such actions; (i) exercise any right, privilege, power, or remedy provided to the Borrower under its Constituent Documents or the Security Agreement, or (j) (i) appoint by instrument in writing one or more receivers of the Borrower or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of the Administrative Agent under this Credit Agreement or any Collateral Document) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such receiver from time to time and, to the extent permitted by applicable Law; any receiver appointed by the Administrative Agent shall (for purposes relating to responsibility for the Administrative Agent’s acts or omissions) be considered to be the agent of the Borrower and not of the Administrative Agent or any Secured Party; and (ii) obtain from any court of competent jurisdiction an order for the appointment of a receiver of the Borrower; provided, however, that if any Event of Default specified in Section 10.01(h) or Section 10.01(i) shall occur, the Commitments and the obligations of each Lender to make Loans shall automatically terminate, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Borrower hereby expressly waives.

10.03      Performance by the Administrative Agent. Should the Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, as applicable, and such failure continues beyond any applicable cure period, the Administrative Agent may, at the direction of the Lenders (but shall not otherwise be obligated to, and shall not be required to expend or risk its own funds in order to), perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrower shall, at the request of the Administrative Agent promptly pay any reasonable amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at the Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrower or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of the Borrower or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with the Borrower or any related Person.

11.           ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

11.01      Appointment and Authority. Each of the Lenders hereby irrevocably appoints GLAS USA LLC to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as third party beneficiaries of any of such provisions. The provisions of this Section 11 shall survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent or the Collateral Agent.

11.02      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.03      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Notwithstanding anything else to the contrary herein, whenever reference is made in any Loan Document to any approval, election, action, consent, designation, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, advice or concurrence of the Required Lenders (or such other percentage of Lenders as may be expressly required for such matter).

The Administrative Agent has no obligation to take any action if such action would (i) subject the Administrative Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) require the Administrative Agent to qualify to do business in any jurisdiction where it is not already qualified.

The Collateral Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing the same is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be under any obligation to insure any of the collateral, to require any other person to maintain any insurance, to verify any person or third party’s obligation to arrange or maintain insurance or to otherwise monitor the status or sufficiency of any insurance on any collateral. The Administrative Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any insurance on any collateral. Where the Administrative Agent is named on any insurance policy as a loss payee or an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the collateral, the risk assumed by the insurers or any other information of any kind.

Money held by the Administrative Agent in trust hereunder need not be segregated from other funds except to the extent required by law. The Administrative Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

11.04      Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.06      Resignation of the Administrative Agent and the Collateral Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (except during an Event of Default), to appoint a successor, which shall be a bank, trust company or other financial institution or Person regularly engaged in the business of acting as administrative agent or collateral agent in commercial lending transactions, in each case with an office in the United States, or an Affiliate of any such Person with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within forty-five (45) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Secured Parties, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and: (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to the Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring (or retired) Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Sections 12.06, and 12.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

11.07      Non-Reliance on the Administrative Agent and Other Lenders. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken shall be deemed to constitute any representation or any warranty by the Administrative Agent as to any matter. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.08      Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable and documented compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.09 and 2.12 and otherwise hereunder) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)            any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.09      Collateral Matters. The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) or (b) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 11.09.

11.10      Erroneous Payments.

(a)            Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, any other Secured Party (or the Affiliate of such Lender or Secured Party) or any other Person (other than the Borrower) that has received funds from the Administrative Agent or any of its Affiliates either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in Section 11.10(a)(i) or Section 11.10(a)(ii), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 11.10 shall require the Administrative Agent to provide any of the notices specified in Section 11.10(a)(i) or Section 11.10(a)(ii). Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting Section 11.10(a), each Payment Recipient agrees that, in the case of Section 11.10(a)(ii), it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either Section 11.10(a)(i) or Section 11.10(a)(ii), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person that received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the applicable Overnight Rate.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 11.10(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitment) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate, in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not any Commitment), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation, all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (i) any assignment contemplated in this Section 11.10(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this Section 11.10(d) shall govern in the event of any conflict with the terms and conditions of Section 12.13 and (iii) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (A) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (B) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.10 or under the indemnification provisions of this Credit Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Credit Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any of the Obligations owed by the Borrower and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of clauses (ii) and (iii) of this Section 11.10(e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent (or any of its Affiliates) from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Obligations.

(f)            Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            Nothing in this Section 11.10 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

11.11      No Obligation to Advance or Risk Funds. Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, the Administrative Agent shall not be required to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights, powers or remedies, hereunder or under any other Loan Document (including in connection with the preservation, protection, maintenance, enforcement or realization of any Collateral or the taking of any action at the direction of the Lenders), if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and the Administrative Agent shall be entitled to require, as a condition to taking any such action, that it first receive from the Lenders (or the Borrower) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by it in taking such action.

11.12      Right to Seek Direction. The Administrative Agent shall be entitled at any time and from time to time to request written directions or instructions, or clarification of any direction or instruction previously given, from the Lenders as to whether, and the manner in which, it should exercise or refrain from exercising any right, power, authority or discretion vested in it under this Credit Agreement or any other Loan Document, and the Administrative Agent shall be entitled to refrain from acting, and shall not be liable to any Person for so refraining, unless and until it has received such written direction or instruction from the Lenders. If the Administrative Agent requests any such direction or instruction and none is received within a reasonable time (or such shorter period as may be required under the circumstances), the Administrative Agent may (but shall not be obligated to) take or refrain from taking such action as it considers, in good faith, to be in the best interests of the Lenders, and shall not incur any liability to any Person for any action so taken or omitted. Any direction or instruction given by the Lenders or the Required Lenders, as the case may be, shall be binding upon all of the Lenders, and the Administrative Agent shall not be liable to any Person for any action taken or omitted to be taken by it in accordance with any such direction or instruction. Nothing in this Section shall require the Administrative Agent to take any action that it determines may expose it to liability or that is contrary to any Loan Document or applicable Law.

11.13      Rights and Protections in All Capacities and Under All Loan Documents. The rights, privileges, powers, protections, immunities, exculpations, indemnities and other benefits given to the Administrative Agent under this Credit Agreement (including those set forth in this Section 11 and in Section 12.07) are extended to, and shall be enforceable by, the Administrative Agent in each of its capacities under the Loan Documents (including in its capacity as secured party, collateral agent or grantee or holder of any Lien under the Security Agreement or any other Collateral Document, and as the Person entitled to deliver notices, instructions or entitlement orders under any Control Agreement), in connection with each Loan Document to which it is a party or under which it acts or holds any Lien, and in each case whether or not such other Loan Document contains provisions to such effect, as fully as if such rights, privileges, powers, protections, immunities, exculpations, indemnities and other benefits were set forth in full therein. Each Lender agrees that the Administrative Agent shall be entitled to the benefit of, and may rely upon, the provisions of this Section 11 and Section 12.07 in taking or omitting to take any action under or in respect of any other Loan Document.

12.          MISCELLANEOUS.

12.01      Amendments. Except as set forth in Section 4.03, neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Required Lenders or the Administrative Agent (based upon the approval of Required Lenders), on the one hand, and the Borrower on the other hand; provided, that, if this Credit Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of the Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination must be signed by the Administrative Agent or all Lenders, as applicable, on the one hand, and the Borrower on the other hand; provided further, that, except as otherwise expressly provided herein with respect to reductions of the Maximum Commitment and Conforming Changes contemplated pursuant to Section 4.03, no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)            each Lender affected thereby:

(i)            reduce or increase the amount or alter the term of the Commitment of such Lender, or alter the provisions relating to any fees (or any other payments) payable to such Lender;

(ii)           extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or reduce any fee or other amount payable to such Lender, or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder; or

(iii)          release any liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of Collateral permitted hereunder; and

(b)            all Lenders:

(i)            change the percentages specified in the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ii)            consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents;

(iii)          change any provision of this Credit Agreement in any manner that would alter the pro rata sharing or priority of payments or other amounts required thereby; or

(iv)         amend the terms of this Section 12.01.

Notwithstanding the above: (A) no provision of Section 11, Section 12.07 or any other provision of this Credit Agreement or any other Loan Document that grants or otherwise relates to any right, privilege, power, protection, immunity, exculpation or indemnity of, or the payment of any fee, expense or other amount to, the Administrative Agent (in any capacity) may be amended, waived or modified without the prior written consent of the Administrative Agent and (B) Sections 8 and 9 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Section 8 or 9 shall require the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Section 9: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding. The Administrative Agent may, at the direction of the Required Lenders and after consultation with the Borrower, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic, clerical or other ministerial errors or omissions that are inconsistent with the terms hereof.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement and not receive such consent or denial thereof in writing within ten (10) days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have rejected the request.

12.02      Setoff. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, its branches and Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other indebtedness or obligations at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all of the Obligations (in whatever currency) owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender, branch or Affiliate shall have made demand under this Credit Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.07 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, its branches and Affiliates under this Section 12.02 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its branches or Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.03      Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, the receipt of any proceeds from the exercise of any remedies under any Collateral Documents, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately: (a) notify the Administrative Agent of such fact; and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such of Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of: (i) the amount that such paying Lender’s required repayment bears to; (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 12.02) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 12.03 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 12.03 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. To the extent required to implement the sharing of payments under this Section 12.03, each Lender hereby authorizes and directs the Administrative Agent to distribute any proceeds from the exercise of remedies under the Collateral Documents held by the Administrative Agent to Lenders consistent with the terms of this Section 12.03.

12.04      Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The agreements in this Section 12.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

12.05      Limited Recourse. Notwithstanding anything in this Credit Agreement or any other Loan Document to the contrary, the rights and remedies of the Administrative Agent and the Lenders against the Borrower in respect of the repayment of the Loans and the Obligations and the payment and performance of the obligations, covenants and agreements of the Borrower set forth in this Credit Agreement and in the Loan Documents, will be performed, satisfied and paid out of and recourse will be limited to enforcement against the Collateral. Neither the Borrower nor any of its shareholders, partners, investors, trustees or agents will be liable to the Administrative Agent or the Lenders except to the extent of the immediately preceding sentence and, whether or not any realization against the Collateral is commenced or completed, none of them will be liable for any deficiency resulting from such realization or otherwise. The Administrative Agent and the Lenders agree that they will not initiate or participate with others in the initiation of any insolvency, receivership, custodian, liquidation or reorganization proceedings against the Borrower under Debtor Relief Laws.

12.06      Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of the Administrative Agent and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

12.07      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay: (i) all reasonable and documented out-of-pocket expenses actually incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one outside counsel for the Collateral Agent and one outside counsel for each Lender and, if necessary, of one local counsel in each relevant jurisdiction for each of the Collateral Agent and each Lender, it being understood and agreed that the Collateral Agent shall at all times be entitled to retain its own counsel, separate from and independent of any counsel to the Lenders), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, documentation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications, waivers or consents of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) out-of-pocket expenses incurred by the Collateral Agent or any Lender (including the fees, charges and disbursements of one outside counsel for the Collateral Agent and one outside counsel for each Lender and, if necessary, of one local counsel in each relevant jurisdiction for each of the Collateral Agent and each Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.07; or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Collateral Agent and the cost of independent public accountants and other outside experts retained by the Collateral Agent or any Lender. Under no circumstances shall the Lead Arranger or any Lender be required to pay any brokerage fee or commission arising from the transaction contemplated hereunder.

(b)            Indemnification by Borrower. The Borrower shall indemnify the Collateral Agent (and any sub-agent thereof) each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related fees and expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents (including, for the avoidance of doubt, any fees or other amounts required to be paid by the Collateral Agent to an Account Bank under a Control Agreement); (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any increased costs or reduced return due to changes in applicable regulations regarding reserves, capital adequacy, or other similar regulations, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (B) result from a claim brought by the Borrower against an Indemnitee for fraud committed by such Indemnitee in the performance of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; it being understood and agreed, for the avoidance of doubt, that no breach by any Indemnitee of its obligations hereunder or under any other Loan Document that has not been determined by a court of competent jurisdiction by final and nonappealable judgment to constitute fraud, gross negligence or willful misconduct of such Indemnitee shall limit, exclude or otherwise impair the indemnification provided for in this clause (b). Clause (b) of this Section shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 12.07 to be paid by it to the Collateral Agent (or any sub-agent thereof) or any Related Party of the foregoing, each Lender severally agrees to pay to the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.05.

(d)            WAIVER OF CONSEQUENTIAL DAMAGES, ETC. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE REFERRED TO IN CLAUSE (B) ABOVE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED TO SUCH UNINTENDED RECIPIENTS BY SUCH INDEMNITEE THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(e)            Payments. All amounts due under this Section 12.07 shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival. The agreements in this Section 12.07 shall survive the resignation of the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

12.08      Notices.

(a)            Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or (as provided herein) electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            If to the Borrower or the Administrative Agent, at its notice address and numbers set forth on Schedule 12.08 attached hereto. If to any Lender, in care of the Administrative Agent, at its notice address and numbers set forth on Schedule 12.08 attached hereto. Each Lender agrees to provide to the Administrative Agent a written notice stating such Lender’s address, facsimile number, telephone number, and the name of a contact person, and the Administrative Agent may rely on such written notice unless and until a Lender provides the Administrative Agent with a written notice designating a different address, facsimile number, telephone number or contact person.

(ii)            Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.08. With respect to any notice received by the Administrative Agent from the Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice and shall provide copies thereof to the Lenders. When determining the prior days’ notice required for any Request for Borrowing or other notice to be provided by the Borrower hereunder, the day the notice is delivered to the Administrative Agent (or such other applicable Person) shall not be counted, but the day of the related Borrowing or other relevant action shall be counted.

(b)            Effectiveness of Delivery. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices delivered through electronic communications to the extent provided in clause (c) below, shall be effective as provided in such clause (c).

(c)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to this Section 1.08 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent and the Borrower may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(d)            Effectiveness of E-mail Notice. Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.09      Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles that might otherwise apply (except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under the Collateral Documents), shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

12.10      Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.

(a)            CHOICE OF FORUM, ETC. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)            WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 12.10(a). THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)            SERVICE OF PROCESS. THE BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.08. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.11      Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

12.12      Entirety and Amendments. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, and this Credit Agreement and the other Loan Documents may be amended only by an instrument in writing executed by the Borrower and the Administrative Agent, on behalf of the Lenders, in accordance with the terms hereof.

12.13      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) in accordance with the provisions of clause (b) of this Section 12.13; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 12.13; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 12.13 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 12.13, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subclause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $5,000,000 (and shall be in an integral multiple of $500,000), and, after giving effect to such assignment, no Lender shall hold a Commitment of less than $5,000,000 (unless such Lender no longer holds any Commitment); provided, however that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.

(iii)          Required Consents. The consent of: (A) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (B) the Borrower (such consent not to be unreasonably withheld or delayed unless the assignment is to a Competitor, in which case the consent may be withheld in the sole discretion of the Borrower) shall be required, other than for any assignment or other transfers after the occurrence of an Event of Default that has continued for sixty (60) days, or to an Affiliate of such Lender that is not a Competitor or to a Federal Reserve Bank.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500 (except in the case of a transfer at the demand of the Borrower under Section 12.15, in which case the Borrower shall pay such fee); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)           No Assignment to Borrower; Defaulting Lenders. No such assignment shall be made to (A) the Borrower or any Affiliate or Subsidiary of the Borrower or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)         Borrower Requested Assignments. Each assignment made as a result of a demand by the Borrower under Section 12.15 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(viii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(c)            Effect of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d) of this Section 12.13, from and after the effective date specified in each Assignment and Assumption Agreement, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 4.01, 4.04 and 12.07 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the Assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this clause shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.

(d)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)            Participations. Any Lender may at any time, with the consent of the Borrower (such consent not to be unreasonably withheld unless the proposed participation is to a Competitor, in which case the Borrower shall have the right to withhold its consent in its sole discretion) and the Administrative Agent, sell participations to any Person (other than (i) a natural person or the Borrower or any Affiliate or Subsidiary thereof, or (ii) a Competitor if such participation occurs prior to the occurrence of an Event of Default that has continued for sixty (60) days) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.01(a) or Section 12.01(b)(ii) that directly affects such Participant. Subject to clause (f) of this Section 12.13, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 12.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.13. To the extent permitted by law, each Participant also shall be entitled to the benefits of the right of setoff under applicable law as though it were a Lender, provided such Participant agrees to be subject to Sections 12.02 and 12.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Credit Agreement or other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)             Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.01 or 4.04 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 4.01 unless such Participant complies with Section 4.01(e) as though it were a Lender (it being understood that the documentation required under Section 4.01(e) shall be delivered to the participating Lender).

(g)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.14      Lender Default. The right of a Defaulting Lender to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans and this Credit Agreement, shall be suspended. The Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Lender’s Commitment, including its Pro Rata Share in the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (each, a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) such Lender’s Commitment, including its Pro Rata Share in the outstanding Obligations under this Credit Agreement.

12.15      Replacement of Lender. If any Lender requests compensation under Section 4.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort and so long as no Event of Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.13), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent a processing and recordation fee in the amount of $3,500;

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.16      Maximum Interest. Regardless of any provision contained in any of the Loan Documents, the Lenders shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that the Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Lenders shall refund to the Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

12.17      Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.18      Survival of Covenants, Representations and Warranties. All covenants, representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such covenants, representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Potential Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.19      Confidentiality. The Administrative Agent and each Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by the Administrative Agent or any Lender, as applicable, (a) to its and its Affiliates’ respective partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder including in respect of any sale of Collateral provided that any prospective or actual purchaser or transferee of such Collateral agrees to maintain the confidentiality of such information in accordance with this Section 12.19; (f) subject to an agreement containing provisions substantially the same as those of this Section, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement; or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section; or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The agreements in this Section 12.19 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

12.20      PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act and/or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

12.21      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand; (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and (iv) no fiduciary, advisory or agency relationship between the Borrower, the Administrative Agent, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower on other matters; (b)(i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; and (ii)  none of the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from the Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.22      Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Credit Agreement by telecopier or by an electronic mail shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.23      Third Party Valuation. Notwithstanding anything to the contrary herein or in any other Loan Document, upon receipt of a Compliance Certificate from the Borrower, the Lead Arranger may by written notice to the Borrower request (a) with respect to any Eligible Investment (an “Eligible Investment Valuation Request”), which may cover up to five (5) Eligible Investments (but not more than once each calendar year unless an Event of Default has occurred and is continuing); provided that no Eligible Investment Valuation Request shall be available with respect to an Eligible Investment the value of which is less than 2.5% of the aggregate Net Asset Value and (b) with respect to the aggregate Net Asset Value (a “NAV Valuation Request”) (but not more than three times each calendar year unless an Event of Default has occurred and is continuing), in each case, additional materials from the Borrower supporting each such valuation (the date of delivery of such request, a “Valuation Notice Date”). In the event (x) the Borrower fails to provide the Lead Arranger, within ten (10) Business Days of such Valuation Notice Date, with information and analyses supporting such valuation or (y) after reviewing such provided information and analyses, the Required Lenders determine such valuation is materially inaccurate, the Lead Arranger, shall have the right to engage an Approved Valuation Agent to provide a valuation for the purposes of this Credit Agreement, including the calculation of the value of an Eligible Investment or the aggregate NAV (any such valuation, a “Third Party Valuation”). In the event the Third Party Valuation is 85% or less of the valuation determined by the Borrower, then such Third Party Valuation shall govern. If the Third Party Valuation is greater than 85% of the valuation determined by the Borrower, then the Borrower’s valuation shall govern. The cost of one Third Party Valuation for an Eligible Investment Valuation Request shall be borne by Borrower, unless an Event of Default has occurred and is continuing, in which case the Lead Arranger may request any additional Third Party Valuations of Eligible Investments and the cost shall be borne by the Borrower. The cost of such Third Party Valuation in respect of any NAV Valuation Request shall be borne by the Borrower up to three times per calendar year and the cost of any additional Third Party Valuation for any additional NAV Valuation Requests shall be borne by the Lead Arranger subject to reimbursement by the Lenders.

12.24      Electronic Execution.

(a)            The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumption Agreements, amendments or other modifications, Loan Notices, Conversion Notices, waivers or consents) are deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, and any other Electronic Record.

(b)            This Credit Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Credit Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered or a paper-based recordkeeping system was used, as the case may be. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this clause may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.25       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

12.26       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Credit Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Remainder of page intentionally left blank
signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BROOKFIELD PRIVATE EQUITY FUND LP By: Brookfield Private Equity Fund GP LLC, its general partner By: Brookfield Private Equity Fund Officer GP LLC, its sole member

By:	/s/ Casey Tushaus
	Name:	Casey Tushaus
	Title:	Treasurer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

GLAS USA LLC, as Administrative Agent and Collateral Agent

By:	/s/ Tarik Johnson
	Name:	Tarik Johnson
	Title:	Vice President

[Signature Page to Credit Agreement]

LEAD ARRANGER:

CANADIAN IMPERIAL BANK OF COMMERCE, as Lead Arranger

By:	/s/ Jared McKinney
	Name:	Jared McKinney
	Title:	Managing Director

[Signature Page to Credit Agreement]

LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Jared McKinney
	Name:	Jared McKinney
	Title:	Managing Director

[Signature Page to Credit Agreement]

Schedule 1.01

Lender Commitments

Lenders	Commitments
Canadian Imperial Bank of Commerce	$200,000,000
Total:	$200,000,000

Schedule 1.01 –1

Schedule 1

Organizational Structure

[***]

Schedule 1 – 2

Schedule 2

[Reserved]

Schedule 2 – 1

Schedule 3

Permitted Subordinated Indebtedness

Outstanding principal amount As of the Closing Date	Creditor(s)
$39,126,764.43	BPEG Manager Holdings LP

Schedule 3 – 1

Schedule 4

Collateral Accounts

Collateral Account Bank	Collateral Account Number
Canadian Imperial Bank of Commerce	[***]
Canadian Imperial Bank of Commerce	[***]

Schedule 4 – 1

Schedule 5

Relevant Jurisdictions

Borrower’s Full Legal Name & Prior Names Used in the Last Five (5) Years	Jurisdiction of Organization	Principal Office, Chief Executive Office and Principal Place of Business
Brookfield Private Equity Fund LP	Delaware	225 Liberty Street, 8th Floor New York, NY 10281-1048

Schedule 5 – 1

Schedule 12.08

Addresses for Notice

[***]

Schedule 12.08 – 1